UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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D. R. Horton, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On

Thursday, January 26, 2012

Dear Fellow Stockholder of D.R. Horton:

You are invited to attend the 2012 Annual Meeting of Stockholders of D.R. Horton, America’s Builder. Our 2012 Annual Meeting will be held at our corporate offices located at: D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas 76102, on Thursday, January 26, 2012, at 10:00 a.m., central time, for the following purposes:

•	To elect six directors;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	To conduct other business properly brought before the meeting.

Only stockholders of record at the close of business on Thursday, December 1, 2011, are entitled to notice of and to vote at the 2012 Annual Meeting or any adjournment thereof.

While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. However, whether or not you plan to attend the meeting, your vote is very important. For convenience of our stockholders, proxies may be given either by telephone, electronically through the Internet, or by mail.

A form of proxy on which to indicate your vote by mail and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE AND RETURN YOUR PROXY BY ONE OF THESE METHODS SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the 2012 Annual Meeting, you may revoke your proxy at that time and vote your shares in person. If you desire any additional information concerning the 2012 Annual Meeting, we would be glad to hear from you.

Very truly yours,

DONALD R. HORTON

Chairman of the Board

Fort Worth, Texas

December 21, 2011

i

ii

D.R. Horton Tower

301 Commerce Street

Fort Worth, Texas 76102

www.drhorton.com

PROXY STATEMENT

for the

2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 26, 2012

GENERAL

Time, Place and Purposes of Meeting

Our 2012 Annual Meeting of Stockholders will be held on Thursday, January 26, 2012, at 10:00 a.m., central time, at our corporate offices located at D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas. The purposes of the 2012 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. D.R. Horton, Inc. is referred to as “D.R. Horton,” the “Company,” “we,” and “our” in this Proxy Statement.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 21, 2011. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations without special compensation by telephone, facsimile, e-mail or personal interview. They may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses for this service. The Company has engaged Alliance Advisors, LLC of Bloomfield, New Jersey, a proxy solicitation organization, to assist in this solicitation process for a fee of $7,000 plus reasonable out-of-pocket expenses.

Revocation and Voting of Proxies

Stockholders may vote by marking, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on the enclosed proxy card or by casting votes in person at the meeting. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it, by duly executing and returning a proxy bearing a later date or by voting by telephone or Internet. Proxies also may be revoked by any stockholder present at the 2012 Annual Meeting who expresses a desire to vote his or her shares in person. If you require directions to our meeting, please contact Investor Relations at (817) 390-8200. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the 2012 Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted as follows: FOR each of the nominees for election of directors (see Proposal One on page 5), FOR the adoption of the advisory resolution on executive compensation (see Proposal Two on page 49), FOR an annual basis as the recommended frequency of future advisory votes on executive compensation (see Proposal Three on page 50), FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (see Proposal Four on page 53), and at the discretion of the proxy holders on all other matters properly brought before the 2012 Annual Meeting or any adjournment or postponement thereof.

Outstanding Shares and Voting Rights

December 1, 2011 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the 2012 Annual Meeting. There were 316,325,724 shares of D.R. Horton’s Common Stock, $.01 par value, issued and outstanding on the record date. On any matter submitted to a stockholder vote, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each issued and outstanding share of Common Stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the 2012 Annual Meeting.

Quorum Requirement

The D.R. Horton Bylaws provide that if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the 2012 Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below under “Vote Required,” will be considered present for purposes of determining whether a quorum exists.

Vote Required

NOTICE:    Brokers and banks are not permitted to vote on certain non-routine proposals without instructions from the beneficial owner, as discussed in more detail below. Therefore, if your shares are held through a broker, bank or other nominee, they will not be voted on Proposal One, Proposal Two or Proposal Three unless you provide voting instructions to your broker or bank as described herein.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If a broker or bank holds your shares, you may have received this Proxy Statement directly from them, together with instructions as to how to direct the broker or bank to vote your shares. If you intend to have your vote counted, it is important that you return your voting instructions to your broker or bank. Under the rules of the New York Stock Exchange (“NYSE”), a broker or bank has the authority to vote on certain “routine” proposals without voting instructions from the beneficial owner. A “broker non-vote” occurs when the broker or bank is unable to vote on a “non-routine” proposal because it does not have discretionary authority and the beneficial owner has not provided voting instructions. Brokers or banks may not vote on Proposal One, Proposal Two or Proposal Three at the 2012 Annual Meeting without voting instructions from the beneficial owner because those proposals are non-routine proposals. Brokers and banks may vote on Proposal Four at the 2012 Annual Meeting without voting instructions from the beneficial owner because this proposal is routine.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal		Vote Required		NYSE Routine and Non-Routine Matters: Effect of Broker Non-Votes and Abstentions
(1)	Election of Directors	(1)	The number of shares voted “for” a director must exceed the number of shares voted “against” that director	(1)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have no effect

(2)	Advisory vote on executive compensation	(2)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(2)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

(3)	Advisory vote on the frequency of future advisory votes on executive compensation	(3)	The frequency option receiving a plurality of the votes cast will be deemed the preferred option on this advisory vote	(3)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have no effect

(4)	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm	(4)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(4)

Routine:    Brokers and banks have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s Common Stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Inc., Attention: Corporate Counsel, D.R Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102, telephone number: (817) 390-8200, or e-mail: tbmontano@drhorton.com.

Future Stockholder Communications through the Internet

Stockholders may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. The consent of stockholders who have previously consented to electronic delivery will remain in effect until withdrawn. To consent to electronic delivery:

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stockholders whose shares are registered in their own name, and not in “street name” through a broker or other nominee, may simply log in to www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc. and follow the step by step instructions; and

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stockholders whose shares are registered in “street name” through a broker or other nominee must first vote their shares using the Internet, at: www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc., and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

The consent to receive stockholder communications through the Internet may be withdrawn at any time to resume receiving stockholder communications in printed form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD JANUARY 26, 2012

The Proxy Statement and Annual Report to Stockholders are available at

https://materials.proxyvote.com/23331A

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members who were elected at the 2011 Annual Meeting and will serve until the 2012 Annual Meeting and until their successors have been elected and qualified.

The Nominating and Governance Committee recommended to the Board of Directors our six current directors as director nominees, each of whom is listed below under the heading “Nominees for Director.” After review and consideration by the Board of Directors, the Board nominated the same six directors, as recommended by the Nominating and Governance Committee, for election as directors of D.R. Horton at the 2012 Annual Meeting.

Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted for each of the persons named below as nominees for election as directors. Nominees who are elected as directors will be elected for one-year terms and will serve until the next annual meeting of stockholders and their successors have been elected and qualified. We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The D.R. Horton Bylaws require that to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2012 Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Corporate Governance Principles of the Company, any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. The Nominating and Governance Committee, which is comprised of only independent directors, will consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. Thereafter, the Board will promptly publicly disclose in a report filed with the Securities and Exchange Commission (“SEC”) its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable).

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”

Each of the Following Director Nominees.

Nominees for Director

The following is a summary of certain information regarding the nominees for election as directors.

DONALD R. HORTON, age 61, director since 1991.    Mr. Horton has been executive Chairman of the Board of D.R. Horton since it was formed in July 1991, and he was President and CEO from July 1991 until November 1998. He has been involved in the real estate and homebuilding industries since 1972, and he was the founder, sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990.

Key Director Qualifications.    Mr. Horton’s 33 years of extensive experience in the homebuilding industry provides valuable leadership to the Board and to the Company. Mr. Horton brings to the Board his experience as founder of the Company, Chairman of the Board and former CEO and President of the Company and its predecessor companies. Mr. Horton is also the largest individual stockholder of the Company. As founder of the Company, Mr. Horton has a unique understanding of all phases of the homebuilding business. Mr. Horton’s leadership and strategic vision provides the Board and the Company with unique advantages in the homebuilding industry.

BRADLEY S. ANDERSON, age 50, director since 1998.    Mr. Anderson has been an Executive Vice President of CBRE Group, Inc., formerly CB Richard Ellis, Inc., an international real estate brokerage company, since 2009, and he has held various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental Homes Holding Corp. from October 1997 through April 1998, when it merged into D.R. Horton, and he became a director of D.R. Horton at that time. Mr. Anderson has been a member of both the Audit and Compensation Committees since 1998 and he has been a member of the Nominating and Governance Committee since November 2003.

Key Director Qualifications.    Mr. Anderson’s extensive experience working with an international real estate brokerage company allows him to bring beneficial insight and perspective to the Board as a number of factors that affect the real estate brokerage industry also affect the homebuilding industry. Mr. Anderson also brings to the Board his valuable experience of formerly serving on another homebuilding company’s board and serving on the Company’s Board and its Committees since 1998.

MICHAEL R. BUCHANAN, age 64, director since 2003.    Mr. Buchanan has significant commercial banking experience with several banking institutions serving the real estate and homebuilding sectors. He retired from commercial banking in March 2002. From March 2002 to March 2003, Mr. Buchanan was engaged as a senior advisor to Banc of America Securities. From 1998 to March 2002, Mr. Buchanan was a Managing Director of Bank of America, an executive officer position in which he was head of its national real estate banking group. From 1990 to 1998, Mr. Buchanan was an Executive Vice President of NationsBank, which later merged with Bank of America. Mr. Buchanan is also a member of the board of directors, chairman of the capital committee and member of the nominating and governance committee of Piedmont Office Realty Trust, Inc., a real estate investment trust publicly-traded on the NYSE. Mr. Buchanan was appointed to our Board’s Audit Committee in July 2003, Nominating and Governance Committee in November 2003 and Compensation Committee in January 2004.

Key Director Qualifications.    Mr. Buchanan is a highly experienced commercial banker who served the real estate and homebuilding sectors. His experience in these areas allows him to provide the Board with both a broad-based and a granular perspective on the homebuilding industry. Mr. Buchanan also brings his experience of serving on the board of a real-estate investment trust, thereby providing the Board with additional perspective on the real-estate industry and serving on a board of directors.

MICHAEL W. HEWATT, age 62, director since 2005.    Mr. Hewatt is a certified public accountant performing auditing and tax services as a sole practitioner. He has worked for Hewatt & Associates or its predecessor firms since 1980. From 1971 to 1979, Mr. Hewatt worked in the tax and audit areas at Coopers & Lybrand (currently PricewaterhouseCoopers LLP) and was an audit manager for five years during that period. Mr. Hewatt is a member of the American Institute of Certified Public Accountants, former member of the board of directors of the Texas Society of Certified Public Accountants and former President of the Texas Society of

Certified Public Accountants – Fort Worth Chapter. Mr. Hewatt has been a director of D.R. Horton since 2005 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.

Key Director Qualifications.    Mr. Hewatt’s extensive experience working as a certified public accountant for a national and local firm enables him to provide to the Board valuable perspective on accounting, auditing and tax matters. The Board values Mr. Hewatt’s accounting experience and perspective as he provides insight in these areas to the Board and its Committees.

BOB G. SCOTT, age 73, director since 2007.    Mr. Scott has served as a director, secretary and treasurer of Liberty Bancshares, Inc., a privately-held bank in Fort Worth, Texas, since 2007. Mr. Scott is retired from his position as chief financial officer and chief operating officer of Summit Bancshares, Inc., a NASDAQ listed company. He was with Summit Bancshares from 1994 to 2006. Mr. Scott was an insurance consultant for Alexander & Alexander from 1992 to 1994. From 1972 to 1992, he was the controller and treasurer of Texas American Bancshares / Texas American Bank, an NYSE listed company. Mr. Scott was an auditor at Ernst & Ernst (currently Ernst & Young LLP) from 1969 to 1972. Mr. Scott previously was a Captain in the U.S. Air Force. Mr. Scott has been a director of D.R. Horton since 2007 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.

Key Director Qualifications.    Mr. Scott has extensive experience working in leadership positions in the banking industry. He brings to the Board his perspective as a former chief financial officer and chief operating officer of a publicly-traded bank. Mr. Scott also has in-depth operational experience as a controller and treasurer of a NYSE traded bank, and he has also worked as an auditor for a public accounting firm. The Board also values Mr. Scott’s leadership abilities gained from serving as a director of a local bank and serving as an officer in the U.S. Air Force.

DONALD J. TOMNITZ, age 63, director since 1995.    Mr. Tomnitz is Vice Chairman, President and Chief Executive Officer of D.R. Horton. He was a Vice President in charge of various divisions of D.R. Horton from 1983 until he was elected Vice President – Western Region of D.R. Horton in August 1994. From July 1996 until November 1998, Mr. Tomnitz was President of D.R. Horton’s Homebuilding Division; in January 1998 he was elected an Executive Vice President of D.R. Horton; in November 1998 he was elected Vice Chairman and Chief Executive Officer of D.R. Horton; and in March 2000, he became President as well. Mr. Tomnitz previously was a Captain in the U.S. Army, a Vice President of RepublicBank Dallas, N.A., and a Vice President of Crow Development Company, a Trammell Crow company.

Key Director Qualifications.    Mr. Tomnitz’s 28 years of extensive experience in the homebuilding industry provides valuable leadership to the Board and to the Company. Mr. Tomnitz has worked closely with Mr. Horton in the homebuilding industry since 1983. Mr. Tomnitz’s experience in key positions throughout the Company allows him to provide valuable perspective to the Board on the Company’s national, regional and local homebuilding operations. Mr. Tomnitz also brings to the Board his experience as a former banker, land developer and Captain in the U.S. Army. The Board believes the combination of these experiences provide valuable insight and perspective to the Board.

Other Executive Officers

BILL W. WHEAT, age 45, is an Executive Vice President and the Chief Financial Officer of D.R. Horton, positions he has held since 2003. Mr. Wheat was a Senior Vice President and Controller from 2000 until 2003. From 1998 until 2000, Mr. Wheat was an Accounting Manager with the Company. From 1991 to 1998, Mr. Wheat held financial and accounting positions with The Bombay Company. Prior to 1991, Mr. Wheat was an auditor with Price Waterhouse LLP (currently PricewaterhouseCoopers LLP). Mr. Wheat also served as a member of the Board of Directors of the Company from October 2003 to January 2011.

STACEY H. DWYER, age 45, is an Executive Vice President and Treasurer of D.R. Horton, positions she has held since 2000 and 2003, respectively. From 1991 to 2000, Ms. Dwyer was an Assistant Vice President and Assistant Secretary with the Company in progressing roles in accounting, treasury, mergers and acquisitions and investor relations. Prior to 1991, Ms. Dwyer was an auditor with Ernst & Young LLP.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Standards

Our Board of Directors has adopted a number of standards to comply with requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the final rules of the NYSE and SEC relating to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other corporate governance matters. Our Board has adopted the D.R. Horton Corporate Governance Principles, which contain a number of corporate governance initiatives designed to comply with the NYSE listing standards (the “NYSE Rules”), and the rules and regulations of the SEC (the “SEC Rules”) relating to corporate governance. The significant corporate governance initiatives adopted by the Board of Directors are discussed below. The Corporate Governance Principles can be found under the Investors and Corporate Governance links on our website at www.drhorton.com.

Qualifications and Characteristics for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Once a potential nominee has been identified, the Nominating and Governance Committee evaluates whether the nominee has appropriate qualifications and characteristics to become a director in light of the current make-up of the Board of Directors. We do not have a formal or informal diversity policy regarding the selection or qualification of directors. We believe that appropriate director qualifications and characteristics include having directors with diverse backgrounds, education, experiences, expertise and perspectives. These qualifications and characteristics are discussed below.

Key Qualifications and Experiences.    As a leading national homebuilding company, we believe certain qualifications and experiences are important to the overall make up of our Board. We do not require that each director possess each of the qualifications listed below, but rather we look to whether our Board as a whole possesses these qualifications.

Real Estate Experience.    We seek to have directors with expertise or key experience in the real estate industry, which includes experience in homebuilding, land development, real estate brokerage and sales, commercial development and leasing, financing and banking in the real estate industry, or experience in analyzing or consulting in these key areas. These key qualifications enable our Board to understand key operational aspects related to our business of running a national homebuilding company.

Business, Management, Accounting and Finance Experience.    We seek to have directors with expertise or key experience in business, management, accounting, finance or similar positions. We believe these key qualifications are important to the Board as it oversees risks in the Company’s key functional areas of homebuilding operations, financing and liquidity, financial reporting, internal control and regulatory compliance, and compensation.

Strategic Vision and Leadership.    We seek to have directors with expertise or key experiences in positions that require strategic vision, leadership and decision making. We believe directors acquire these key qualifications through experience as executives, managers, entrepreneurs, business owners, directors, consultants, analysts or advisors. We believe these key qualifications are important to the Board, as directors with these attributes provide sound business judgment, leadership and strategic vision to the Board and the Company.

The key qualifications possessed by our nominees are discussed under each nominee’s name and profile beginning on page 6.

Key Characteristics.    In addition to the key qualifications and experiences discussed above, we also believe each member of the Board of Directors should have the following minimum characteristics:

•	the highest personal and professional ethical standards, integrity and values;

•	a commitment to representing the long-term interests of the stockholders;

•	practical wisdom, mature judgment and collegiality;

•	be objective and inquisitive; and

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be prepared to offer his or her resignation in the event of any significant change in personal circumstances that could affect the discharge of his or her responsibilities as a director, including a change in his or her principal job responsibilities.

Ordinarily, directors who serve as chief executive officers or in equivalent positions for other companies should not serve on more than one other board of a public company in addition to the D.R. Horton Board, and other directors should not serve on more than two other boards of public companies in addition to the D.R. Horton Board. Because of the value the Board places on having directors who are knowledgeable about the Company and its operations, neither the Board nor the Nominating and Governance Committee believes that an arbitrary term limit on director service is appropriate.

Retirement Age Policy

On January 25, 2007, our Board adopted a retirement policy for directors. Under the policy, directors may not stand for reelection after they have reached the age of 75. Directors serving on the Board on January 25, 2007, which include all current directors other than Bob G. Scott, are exempt from this policy.

Majority Vote Standard and Resignation Policy

The Company’s Bylaws provide that in an uncontested election of directors, a director nominee must receive a majority of the votes cast to be elected. Any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. Details regarding the majority vote standard and resignation policy are discussed under “Proposal One — Election of Directors” on page 5.

Procedures for Nominating or Recommending for Nomination Candidates for Director

Our Bylaws provide that any stockholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received at, the principal executive office of D.R. Horton not later than the close of business on the 90th calendar day or earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s meeting, in order for notice by the stockholder to be timely, it must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. Such public disclosure is defined to mean a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the notice must include information specified in our Bylaws, including information concerning the nominee, the stockholder and the beneficial owner, as the case may be. Because no such nominations have been made in accordance with our Bylaws, only the nominations of the Board of Directors may be voted upon at the 2012 Annual Meeting.

In addition, the Nominating and Governance Committee has adopted a policy permitting stockholders to recommend candidates for director for consideration by the committee. The Nominating and Governance Committee will consider candidates recommended by stockholders on the same basis as candidates identified through other means. Stockholders wishing to recommend candidates for election must give notice to the Nominating and Governance Committee by following the same deadlines for notice to submit a nomination outlined in our Bylaws and described above. All recommended candidates shall, at a minimum, possess the characteristics for directors discussed above. Each notice must set forth the same information required by our Bylaws to submit a nomination. The Nominating and Governance Committee may request additional information to assist in the evaluation of the candidacy of such person.

Director Independence

Our Board of Directors is comprised of a majority of independent directors in accordance with the NYSE Rules. Our Board made the independence determination of its members based on the “Independence Standards” discussed below.

Our Board has adopted a set of “Independence Standards,” consistent with the NYSE Rules, to aid it in determining whether a member of the Board is independent under the NYSE Rules. In accordance with these Independence Standards, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent auditor.

The Independence Standards are contained in the Corporate Governance Principles set forth on our website under the Investors and Corporate Governance links. These include the following:

•	A director who is an employee or whose immediate family member is an executive officer of D.R. Horton is not independent until three years after the end of such employment relationship.

•

A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from D.R. Horton, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in compensation. Compensation received by an immediate family member for service as a non-executive employee or non-member of senior management of D.R. Horton will not be considered in determining independence under this test.

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A director is not independent if (i) the director or an immediate family member is a current partner of D.R. Horton’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director’s immediate family member is a current employee of such a firm and personally works on D.R. Horton’s audit, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on D.R. Horton’s audit within that time.

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A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of D.R. Horton’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, D.R. Horton for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•

If a director serves as an executive officer, director or trustee of a charitable or educational organization, and D.R. Horton’s contributions to the organization are less than $500,000, then the relationship will not be considered to be a material relationship that would impair a director’s independence.

For purposes of these Independence Standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Corporate Governance Principles contain a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. Generally, the additional independence standard provides that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company, its subsidiaries or its affiliates, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Also, audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of audit committee functions. All together, attributes (i) through (v) are referred to as the “Financial Expert Attributes.” The audit committee financial expert standards are set forth in the Corporate Governance Principles.

Board Determinations

Based on the independence, financial literacy and financial expert standards discussed above, the Board has determined that Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott are (i) independent, for purposes of serving as independent members of the Board of Directors, the Compensation Committee and the Nominating and Governance Committees, (ii) independent, for purposes of serving as independent members on the Audit Committee, and (iii) financially literate, for purposes of serving on the Audit Committee. The Board has also determined, as set forth below, that Mr. Hewatt, Mr. Buchanan and Mr. Scott each have the Financial Expert Attributes described above.

Mr. Hewatt.    Mr. Hewatt acquired the Financial Expert Attributes primarily through his 40 years of experience working as a certified public accountant for Coopers & Lybrand LLP and Hewatt & Associates, CPAs and its predecessor and successor entities, as applicable. Mr. Hewatt’s experience as an auditor provided him active experience in designing and conducting audits and reviewing financial statements, which developed his understanding of generally accepted accounting principles and financial statements as well as his abilities to assess the application of such principles in accounting for estimates, accruals and reserves and to evaluate related internal control structures. Mr. Hewatt’s active status as a certified public accountant requires him to stay current on pronouncements and advisory notices issued by accounting, auditing and tax regulatory boards and organizations. Mr. Hewatt has additional experience in providing management advisory, tax advisory and tax preparation services, which has provided him with a strong background in the Internal Revenue Code and in dealing with the Internal Revenue Service. Mr. Hewatt has prepared and issued audit and management advisory reports to the boards of directors of his clients, whereby he has gained an understanding of the functioning of boards of directors and related committees. Mr. Hewatt’s clients have included public and private companies, governmental organizations and non-profit organizations.

Mr. Buchanan.    Mr. Buchanan acquired the Financial Expert Attributes primarily through his experience as a commercial banker in the real estate and homebuilding sectors, including serving as head of Bank of America’s national real estate group. Mr. Buchanan’s responsibilities as a banker required him to analyze and evaluate financial statements in order to make credit and lending decisions. In this regard, he developed significant expertise in understanding the integrity of the financial information used to prepare financial statements and how such information should be used to analyze and evaluate a company’s financial condition and its ability to meet the company’s debt obligations. As head of the national real estate group at Bank of America, Mr. Buchanan also actively supervised others in conducting financial statement and financial condition analysis and evaluation.

Mr. Scott.    Mr. Scott acquired the Financial Expert Attributes through his more than 33 years of experience in various roles such as a controller and/or chief financial officer of publicly-held companies. Mr. Scott also served on the audit staff of Ernst & Ernst (a predecessor to Ernst & Young LLP) from 1969 to 1972. Mr. Scott received his license as a Certified Public Accountant in 1970. Mr. Scott’s responsibilities provided him direct experience in preparing, analyzing, evaluating, planning, reviewing and finalizing financial statements and auditing such financial statements for publicly-traded companies. Mr. Scott, in his financial and accounting roles, directed financial systems, reporting, planning, financial controls, strategic planning and mergers and acquisitions and assisted with investor relations. Through Mr. Scott’s direct accounting experience, he developed knowledge and understanding of generally accepted accounting principles and financial statements and the ability to assess the application of such principles in connection with accounting for estimates, accruals and reserves. Mr. Scott, through his accounting experience, has also had direct responsibility for designing and conducting testing procedures on financial statements for compliance with internal controls and procedures. Through Mr. Scott’s experience as a chief financial officer of a publicly-traded company, he gained an understanding of board and audit committee functions through his direct interaction with the board and audit committees.

As provided by the safe harbor contained in the SEC Rules, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. Such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board of Directors in the absence of such designation, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.

The Board also determined that current directors and director nominees Mr. Horton and Mr. Tomnitz are not independent directors because they are executive officers and employees of the Company.

Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers

In accordance with SEC Rules, the Audit Committee and the Board have adopted the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers. The Board believes that these individuals must set an exemplary standard of conduct for D.R. Horton, particularly in the areas of accounting, internal accounting control, auditing and finance. The ethics code sets forth ethical standards the designated officers must adhere to and other aspects of accounting, auditing and financial compliance. The full text of the Code of Ethical Conduct for CEO, CFO and Senior Financial Officers has been posted to the Company’s website, and can be found under the Investors and Corporate Governance links. Information relating to any amendment to or waiver of a provision of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers will be disclosed on the website within four business days of such amendment or waiver.

Corporate Code of Business Conduct and Ethics

The Board of Directors has adopted a Corporate Code of Business Conduct and Ethics for employees and directors of D.R. Horton in accordance with the NYSE Rules. The Board adopted the Corporate Code of Business Conduct and Ethics to provide guidance to the Board and management in areas of ethical business conduct and risk and to provide guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to, (i) conflicts of interest, (ii) corporate opportunities, (iii) confidentiality, (iv) fair dealing, (v) protection of corporate assets, (vi) compliance with rules and regulations, including insider trading of securities, and (vii) confidential reporting of unethical behavior and hotline telephone numbers. The Corporate Code of Business Conduct and Ethics can be found on our website under the Investors and Corporate Governance links.

Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. The full text of the Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters has been posted to the Company’s website, and can be found under the Investors and Corporate Governance links.

Executive Sessions of the Board of Directors

In accordance with the NYSE Rules, the non-management members of the Board of Directors have held and will continue to hold regularly scheduled executive sessions of the non-management directors, each of whom is independent. Michael R. Buchanan, Chairman of the Nominating and Governance Committee, presides at these executive sessions. During fiscal 2011, the non-management directors met three times in executive session, without members of management present.

Communications with the Board of Directors

Stockholders and other interested parties can communicate with any member of our Board of Directors by sending the communication to the Chairman of the Nominating and Governance Committee, who also serves as the Presiding Director. Currently, Mr. Buchanan serves as chairman of the Nominating and Governance Committee. Send communications to: Presiding Director c/o Chief Legal Officer, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our Chief Legal Officer will review the communications and determine if such communications come within the purview of a Board committee or Board member(s). After such determination, these communications will be promptly forwarded to such Board member(s) or the Presiding Director as applicable. The Presiding Director reports these communications to the Board on a quarterly basis. Further information may be obtained on our website at www.drhorton.com under the Investors and Corporate Governance links.

Board Leadership Structure, Board’s Role in Risk Oversight and Board and Committee Meetings

Board Leadership Structure

Our Board of Directors operates under the leadership of our executive Chairman of the Board and founder, Mr. Donald R. Horton. Mr. Horton has been executive Chairman of the Board of the Company and its predecessor companies since 1978. We do not have a policy that requires the positions of Chairman of the Board and CEO be separated, but we have had a separate Chairman of the Board and CEO since 1998. We believe the separation of these positions is appropriate at this time as it allows our executive Chairman to focus on overall strategy and vision while leading the Board and the Company in overseeing key risk and management issues facing the Board and the Company. We further believe that Mr. Horton’s extensive experience in the homebuilding industry enables him to provide valuable insight and leadership to both the Board and the Company. Mr. Horton’s role as an executive officer also benefits the Board and the Company as he works with key officers of the Company to implement the Board’s strategies and oversight functions on a daily basis.

We are able to ensure effective corporate governance through our Nominating and Governance Committee which is composed of four independent directors. In addition, our independent directors meet regularly throughout the year in executive session to encourage open communication and discussion among the independent directors without the presence of management and the Presiding Director chairs these meetings. Overall, the Board is composed of four independent directors and two management directors. The Board has designated four primary committees that are responsible for various duties of the Board or its Committees, as applicable. The four committees of the Board are the Nominating and Governance Committee, Audit Committee, Compensation Committee, and Executive Committee. The Committees of the Board are discussed in more detail under the heading “Committees of the Board” on page 16. These collective measures further ensure our effective corporate governance of the Company.

Board’s Role in Risk Oversight

Our Board and Board Committees have overall risk oversight responsibility of the Company but do not provide day to day risk management of the Company, which is the responsibility of our key officers and managers. Our Board and Board Committees provide overall risk oversight through quarterly Board and

Committee meetings and discussions with key officers and managers of the Company. Key officers and managers also discuss their respective functional areas with the directors at the appropriate Board and Committee meetings during the year. As a result of the manner in which the Board and Committees oversee risk, the Board’s role in risk oversight does not have an effect on the Board’s leadership structure. Risk oversight is reviewed in the following risk areas of the Company:

Homebuilding Operations.     Our ability to build and sell homes that meet buyer demand is determined by our ability to control (option contracts), buy and develop (with respect to unfinished land and lots) land and lots in a cost effective manner. As a result, we use substantial financial resources, such as debt and cash, to control, buy and develop land and lots. We control the amount of financial resources used in the acquisition of land and lots through our centralized process, which requires divisional, regional and corporate approval before financial resources are authorized for this purpose. Corporate approval requires approval by corporate legal and accounting and approval by our Chairman, CEO or executive officers. Our chief financial officer, controller and chief legal officer report to the Board regarding our centralized process of approving and funding land and lot acquisitions. We believe this centralized process manages the risk related to our land and lot acquisitions.

Financing and Liquidity.     Due to the downturn in the homebuilding industry, our financing and liquidity position may be subject to fluctuations due to uncertain homes sales demand. To oversee financing and liquidity risk, our Board regularly reviews our financing and liquidity position to ensure we maintain the financial resources needed to fund our homebuilding operations and other financing and operating expenses. At each quarterly meeting, management reviews with the directors the financial and liquidity position of the Company. In this regard, short and long-term financing and liquidity is reviewed to monitor our liquidity needs. To further manage risk in this area, each year, the Board approves a limit on the amount of debt and equity that may be repurchased. Any debt issuance or debt or equity repurchase above the approved limit must be separately approved by the Board. We believe these procedures provide adequate risk oversight on financing and liquidity matters affecting the Company.

Financial Reporting, Internal Control and Regulatory Compliance.

Audit Committee Risk Oversight.     The Audit Committee of the Board provides risk oversight with respect to financial reporting, internal control over financial reporting, internal audit and related regulatory compliance matters. Each quarter, our Audit Committee discusses with our independent auditor its review of our interim financial information and, after our fiscal year-end, discusses its audit of our annual consolidated financial statements, including its procedures on internal control over financial reporting. Also, during the fiscal year, our Audit Committee meets in private session (without the presence of management) with our independent auditor to discuss any matters related to the audit of our annual consolidated financial statements and review of our internal control over financial reporting.

Each quarter, our Audit Committee meets with our director of internal audit to review the internal audit of the Company’s operating divisions and other key control areas performed during the quarter. Each year, the Audit Committee reviews and approves internal audit’s internal audit plan for the forthcoming fiscal year. The internal audit plan is designed using a risk-based approach focusing on key risk areas in the Company’s homebuilding and financial services operations and other key control areas. During the fiscal year, the Audit Committee meets in private session (without the presence of management) with our internal audit director.

Throughout the fiscal year, our Audit Committee has guest speakers present to them on a variety of topics related to recent or anticipated changes to accounting rules and regulations, tax laws and regulations, corporate governance and financial reform rules and regulations. In this regard, the Audit Committee is able to oversee regulatory risk compliance in these areas by discussing with the Company its processes related to the steps it will take to maintain or become compliant with such regulatory matters.

Compensation Risk Oversight.     The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. We have reviewed the Company’s compensation policies and practices and believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe we have established a short and long-term compensation program that properly incentivizes desired performance and mitigates inappropriate risk-taking. We believe the following compensation components help us achieve this balance of incentivizing performance and mitigating inappropriate risk-taking:

Base Salary:	We set fixed base salaries in an amount that we believe are commensurate with level of experience, responsibility and tenure of the executive. We believe that providing an appropriate base salary mitigates inappropriate risk-taking by providing a fixed and certain level of semi-monthly income.

Annual Bonus Plan:	With respect to certain of our executives we provide annual incentive bonus opportunities based on various performance goals. Recent performance goals were based on pre-tax income, cash flow, and selling, general and administrative expense. Final payout on these annual awards is subject to the discretion of the Compensation Committee. The discretion can be used to reduce payouts when the Committee believes levels achieved result in an inappropriately high level of annual pay when balanced with the total compensation package and taking into consideration the Company’s and the executive’s performance. We believe we mitigate risk related to the annual performance goals through the approval process, the quarterly review of our financial statements by our management and independent auditor, and through our internal control over financial reporting.

Long-Term Bonus Plan:	With respect to our Chairman and CEO, we use a combination of performance equity in the form of performance units and restricted stock units to incentivize performance on key operational and financial goals important to the Company and its stockholders over a period longer than one fiscal year. We believe the long-term nature of these performance awards mitigates risk because the level of performance achieved is analyzed over several fiscal years (two or three) thereby allowing us to take into account any short-term or one-time events that may not be sustainable over a longer period.

Stock Options:	We use stock options as a component of long-term compensation for the purpose of incentivizing performance that leads to an increase in the Company stock price over several years, and to serve as a retention tool. We believe time-based vesting on our stock options balances our performance equity awards by providing an incentive that continues in the event the performance goal on the performance equity is not achieved. Further we believe the incentive of increasing the stock price is aligned with our stockholders so that all holders benefit if the stock price increases. We mitigate risk related to the granting of stock options through our practice of not granting stock options in coordination with the release of material non-public information. Further we have several levels of review when stock options are approved and granted, including approval by the Compensation Committee and review by corporate legal, human resources and accounting to ensure the terms of the stock options approved match the terms of the stock options issued.

Performance Goals:

The Compensation Committee has selected a variety of short and long-term operating and financial performance goals to incentivize performance and to drive increased Company operating and financial results on these goals. The performance goals relate to consolidated pre-tax income, net sales gains, return on investment, gross profit, selling, general and administrative expense and total shareholder return which relate to the annual bonus, performance unit and restricted stock unit bonus programs. The Company has established appropriate controls around the determination of the components that define these goals. These controls mitigate risk that the goal components are not achieved or not recorded properly.

Discretion and Claw-back:	We further mitigate compensation risk through the Compensation Committee’s sole discretion to reduce the final payout on a significant amount of the total compensation awarded. The Compensation Committee maintains sole discretion on the final payout determination on (i) the Annual Bonus Plan, (ii) the long-term performance bonus issued in the form of performance units (the 2009 grant), and (iii) long-term performance bonus issued in the form of performance restricted stock units (November 2010 and November 2011 grants). The Committee does not have explicit discretion with respect to the annual salary, fiscal 2010 grant of performance restricted stock units and stock options because the salary is fixed and the latter two awards are treated as equity awards rather than as liabilities for accounting purposes.

The Sarbanes-Oxley Act and the Dodd-Frank Act provide that our Chief Executive Officer and Chief Financial Officer and other executive officers are subject to the claw-back provisions of the Sarbanes-Oxley Act and the Dodd-Frank Act, as applicable. Our executive officers receiving performance-based compensation are subject to appropriate claw-back provisions to comply with enacted federal legislation covering implementing claw-back provisions on performance-based executive compensation.

Board Meetings

During fiscal 2011, the Board of Directors of D.R. Horton held six meetings and acted once by written consent. Each director attended all of the Board meetings and all of the committee meetings on which he served during fiscal 2011. Executive sessions of our non-management directors, all of whom are independent, are regularly held. The sessions are scheduled and chaired by the Chairman of the Nominating and Governance Committee, who also acts as our Presiding Director. Although we do not have a policy with respect to director attendance at our annual meeting of stockholders, the 2011 Annual Meeting was attended by each of our directors.

Committees of the Board

The Board of Directors has four committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board of Directors has adopted governing Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of the Charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is posted on the Company’s website, and can be found under the Investors and Corporate Governance links.

Executive Committee

The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton which by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. During fiscal 2011 and currently, the Executive Committee was and is composed of Mr. Horton and Mr. Tomnitz.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Michael R. Buchanan, Bradley S. Anderson, Michael W. Hewatt and Bob G. Scott, with Mr. Buchanan serving as Chairman. Each committee member has been determined by the Board to be independent in accordance with the NYSE Rules. During fiscal 2011, the Nominating and Governance Committee met five times and acted once by written consent, and each member attended, in person or by telephone conference, all of the meetings.

The Nominating and Governance Committee Charter has been posted to the Company’s website under the Investors and Corporate Governance links. The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders by:

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identifying individuals qualified to become directors consistent with criteria approved by the Board, and recommending to the Board for selection the qualified candidates for directorships to be filled by the Board or by the stockholders;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company; and

•	overseeing the evaluation of the Board and key management.

Compensation Committee

The members of the Compensation Committee are Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott, with Mr. Anderson serving as Chairman. Each Compensation Committee member has been determined to be independent under the NYSE listing standards, an “outside director” under Section 162(m), and a “non-employee director” under Rule 16b-3 under the Exchange Act. During fiscal 2011, the Compensation Committee met eight times and acted once by written consent, and each member attended, in person or by telephone conference, all of the meetings.

The Compensation Committee Charter has been posted to the Company’s website under the Investors and Corporate Governance links. The Charter provides that the Compensation Committee shall assist the Board of Directors in discharging its responsibility to the stockholders with respect to the Company’s compensation programs and compensation of the Company’s executive officers.

The Compensation Committee Charter also sets forth the responsibilities and duties of the committee regarding reviewing the compensation for the CEO and other executive officers, monitoring incentive and equity-based compensation plans, preparing an annual report on executive compensation and reporting to the Board of Directors.

Audit Committee

The members of the Audit Committee of the Board of Directors are Michael W. Hewatt, Bradley S. Anderson, Michael R. Buchanan, and Bob G. Scott, with Mr. Hewatt serving as Chairman. The Audit Committee met six times during fiscal 2011 and took no action by written consent, and each member attended, in person or by telephone conference, all of the meetings.

As discussed under the heading “Corporate Governance Standards” on page 8 of this Proxy Statement, each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” in accordance with NYSE Rules, the SEC Rules, and the corporate governance and independence standards adopted by the Board. Also, each of Messrs. Buchanan, Hewatt and Scott has been determined by the Board to be an “audit committee financial expert” under such rules, regulations and standards as are set forth in the Company’s Corporate Governance Principles posted on our website.

The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board of Directors. A copy of the adopted Audit Committee Charter is posted to the Company’s website under the Investors and Corporate Governance links. The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:

•	assist the Board in fulfilling its oversight responsibilities relating to the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	independent auditor’s qualifications and independence; and

•	performance of the Company’s internal audit function and independent auditor; and

•	prepare an Audit Committee report to be included in the Company’s annual proxy statement.

Further discussion regarding the Audit Committee’s processes and procedures regarding D.R. Horton’s audited consolidated financial statements for the year ended September 30, 2011, and other matters are discussed in the Audit Committee Report set forth on page 52 of this Proxy Statement.

Compensation of Directors

Our Board of Directors annually approves compensation and fees paid to our non-management directors, each of whom is listed in the “Director Compensation” table. Traditionally, the Board has strived to set non-management director compensation at a level that pays reasonable cash and equity compensation. We believe that we consistently pay annual non-management director compensation that is within the range of the total compensation paid to non-management directors of companies in our peer group based on data from Equilar. Our peer group is set forth on page 26.

Fees Paid in Cash.    In fiscal 2011, beginning with the January 2011 meetings, each non-management director received $15,000 per Board meeting attended in person or by tele-conference, paid quarterly and not to exceed $60,000 per year. In addition, each non-management director who served on a committee of the Board of Directors received an annual fee of $5,000 per committee paid quarterly, and each non-management director who served as the Chairman of a committee of the Board of Directors received an annual fee of $2,500 per committee paid quarterly.

Stock Options.    When a new non-management director joins our Board, he or she has traditionally been awarded 10,000 stock options. These stock options have an exercise price equal to the closing price of our common stock on the date of approval and grant. Traditionally, these stock options have vested over five years and have a ten-year term. In addition to the initial grant received upon joining the Board, we have awarded stock options to non-management directors at other times that have ranged from one year to five year intervals. Each non-management director was granted 15,000 stock options in fiscal 2011 as set forth in the table below.

Director Compensation for Fiscal Year 2011

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards	Option Awards(3)	All Other Compensation(4)	Total
Bradley S. Anderson	$77,500	—	$59,700	—	$137,200
Michael R. Buchanan	$77,500	—	$59,700	—	$137,200
Michael W. Hewatt	$77,500	—	$59,700	$851	$138,051
Bob G. Scott	$75,000	—	$59,700	—	$134,700

(1)	During fiscal 2011, the Company paid director fees only to non-management directors. No director of the Company who receives compensation from the Company for services other than as a director received any additional compensation for serving as a director of D.R. Horton.

(2)	Amounts represent non-management director fees paid in cash during fiscal 2011.

(3)	Amounts represent the grant date fair value of 15,000 stock options granted during fiscal 2011 to each director. The grant date fair value of the options was determined using a Black-Scholes option pricing model in accordance with accounting guidance for share-based payments. Assumptions used in the calculation of these amounts are included in Note J to our audited financial statements included in our Form 10-K for the year ended September 30, 2011. As of September 30, 2011, each non-management director held the following number of outstanding vested stock options and unvested stock options: Mr. Anderson – 34,000 and 25,000; Mr. Buchanan – 40,000 and 25,000; Mr. Hewatt – 30,000 and 25,000; and Mr. Scott – 16,000 and 29,000.

(4)	Amount is the participant’s portion of the group health plan premium paid by the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Management

The following table shows the beneficial ownership of the Common Stock of D.R. Horton as of November 10, 2011 by (i) all D.R. Horton directors, (ii) all D.R. Horton executive officers, and (iii) all D.R. Horton directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table.

	Amount and Nature of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(2)
Donald R. Horton†	27,992,535	(3)	8.84%
Bradley S. Anderson	44,948		*
Michael R. Buchanan	40,000		*
Stacey H. Dwyer†	279,416		*
Michael W. Hewatt	30,000		*
Bob G. Scott	20,000		*
Donald J. Tomnitz†	1,843,339	(4)	*
Bill W. Wheat†	212,500	(5)	*
All directors and executive officers as a group (8 persons)	30,462,738		9.58%

*	Less than 1%.

†	A named executive officer.

(1)	Beneficial ownership includes the following shares which the executive officers and directors could acquire by exercising stock options on or within 60 days after December 1, 2011: Mr. Horton: 783,333, Mr. Anderson: 34,000, Mr. Buchanan: 40,000, Ms. Dwyer: 189,333, Mr. Hewatt: 30,000, Mr. Scott: 18,000, Mr. Tomnitz: 533,333 and Mr. Wheat: 189,333. These options represent an aggregate of 1,817,332 shares.

(2)	The percentages are calculated based on 316,050,099 issued and outstanding shares on November 10, 2011. For each person, separately, his or her percentage was calculated by including his or her options set forth in note (1) in both the numerator and denominator, and for the group, the percentage was calculated by including the 1,817,332 options set forth in note (1) in both the numerator and denominator.

(3)	These shares do not include (i) 3,228,135 shares directly owned by Donald Ryan Horton, an adult son of Mr. Horton, and 3,207,997 shares directly owned by Douglas Reagan Horton, another adult son of Mr. Horton, (ii) 1,179,795 shares held by the Douglas Reagan Horton Trust, (iii) 1,179,795 shares held by the Donald Ryan Horton Trust, (iv) 1,368,005 shares held by the Martha Elizabeth Horton Trust, and (v) 1,499,984 shares held by the Donald Ray Horton Trust. Mr. Horton disclaims any beneficial interest in these shares. These trusts were established by Mr. Horton and his wife for the benefit of their descendants. Terrill J. Horton serves as the sole trustee of these trusts. Terrill J. Horton is a retired director of the Company and the brother of Donald R. Horton. Donald R. Horton’s address is D.R. Horton, Inc., D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102.

(4)	These shares do not include 20,568 shares owned by an IRA for the benefit of Mr. Tomnitz’s spouse. Mr. Tomnitz disclaims any beneficial interest in these shares.

(5)	These shares do not include 116 shares owned by an IRA for the benefit of Mr. Wheat’s spouse and 332 shares held in trust for the benefit of Mr. Wheat’s child. Mr. Wheat disclaims any beneficial interest in these shares.

Certain Other Beneficial Owners

Based on filings under the Exchange Act, available as of November 10, 2011, the only other known beneficial owners of more than 5% of D.R. Horton Common Stock outstanding were the following:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(4)
Edinburgh Partners Limited(1)	22,468,834	7.11%
12 Charlotte Square Edinburgh, EH2 4DJ Scotland
FMR LLC(2)	47,818,629	15.13%
82 Devonshire Street Boston, Massachusetts 02109
The Vanguard Group, Inc.(3)	16,180,735	5.12%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)	Based solely upon information contained in the most recently filed Schedule 13F of Edinburgh Partners Limited disclosed in the Schedule 13F filed with the SEC on October 5, 2011, reflecting beneficial ownership as of September 30, 2011. According to this Schedule 13F, Edinburgh Partners Limited had sole voting power for 22,468,834 of these shares, no shared voting power, sole dispositive power for 22,468,834 of these shares and no shared dispositive power.

(2)	Based solely upon information contained in the most recently filed Schedule 13G/A of FMR LLC, filed with the SEC on February 14, 2011, reflecting beneficial ownership as of December 31, 2010. According to this Schedule 13G/A, FMR LLC had sole voting power for 1,424,562 of these shares, no shared voting power, sole dispositive power for 47,818,629 of these shares and no shared dispositive power.

(3)	Based solely upon information contained in the most recently filed Schedule 13G/A of The Vanguard Group, Inc. disclosed in the Schedule 13G/A filed with the SEC on February 10, 2011, reflecting beneficial ownership as of December 31, 2010. According to this Schedule 13G/A, The Vanguard Group, Inc. had sole voting power for 370,029 of these shares, no shared voting power, sole dispositive power for 15,810,706 of these shares and shared dispositive power for 370,029.

(4)	These percentages are calculated based on 316,050,099 issued and outstanding shares on November 10, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee has undertaken the design of a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on performance of the Company. Our executive compensation program consists of several components, including base salaries, cash bonuses, equity awards, deferred compensation plans and retirement benefits. This compensation discussion and analysis provides more information regarding our compensation objectives; the relationship between the components of our compensation program and our objectives; and factors considered by the Compensation Committee in establishing compensation levels for our named executive officers, who are:

•	Donald R. Horton, Chairman of the Board;

•	Donald J. Tomnitz, Vice Chairman, President and Chief Executive Officer;

•	Bill W. Wheat, Executive Vice President and Chief Financial Officer; and

•	Stacey H. Dwyer, Executive Vice President and Treasurer.

Executive Summary — Fiscal 2011 Operating Results and Executive Compensation Actions

Homebuilding conditions remained challenging in fiscal 2011. However, due to the tremendous efforts of our employees, we continued to outperform the homebuilding industry in fiscal 2011. For the 10th consecutive fiscal year, we closed more homes than any other homebuilder in the United States. More importantly, we maintained profitability in fiscal 2011 despite difficult U.S. housing conditions, including the lingering effects of the expiration of the 2010 federal homebuyer tax credit which hurt new home demand and reduced our sales volumes in the first half of the year. In response, we intensified our sales efforts, reduced SG&A expenses and construction costs further and continued our ongoing reductions of debt and interest costs. As the year progressed, our home sales returned to a traditional seasonal pattern and increased in our 3rd and 4th quarters in comparison to the prior year.

Our results over the past two fiscal years demonstrate our progress toward rebuilding a sustainably profitable business model in an environment of weak housing demand. We closed about the same number of homes in fiscal 2011 as we closed in fiscal 2009, noting that fiscal 2010 closings benefited from an increase in housing demand due to the federal homebuyer tax credit. Over these same periods, our annual pre-tax income increased by $569 million. Of the increase, $172 million reflected direct improvements in our operational profitability, while the remainder resulted from the positive impact of lower inventory and mortgage loan charges. This significant improvement in profitability on essentially flat revenues is the result of our investments in new communities and inventory for first-time and move-up homebuyers, gross margin improvements, SG&A expense adjustments and reductions of outstanding debt and related interest expense.

Our company’s balance sheet and liquidity remain strong. At September 30, 2011, we had $1.0 billion of homebuilding cash and marketable securities, even after paying off approximately $500 million of homebuilding debt during the year and $2.3 billion over the past three years. Our ratio of gross homebuilding debt to total capital is the lowest in our history at 37.7% and, net of cash and marketable securities, our ratio is 18.0%. We have a unique advantage in the homebuilding industry, as our national operating footprint, profitable operations and strong financial position provide us the flexibility to capitalize on accretive growth opportunities in specific local markets where housing conditions are stable or improving.

Fiscal 2011 — Outline of Executive Compensation Actions

In fiscal 2011 the Compensation Committee took actions on matters related to executive compensation as outlined below. These executive compensation components are discussed in more detail under the referenced headings in this “Compensation Discussion and Analysis” section.

Base Salaries — the Board and Compensation Committee set and paid base salaries. See the heading “Base Salaries – Named Executive Officers” on page 26.

Annual Incentive Bonuses — the Compensation Committee set and paid annual incentive bonus opportunities for Mr. Horton and Mr. Tomnitz based on quarterly pre-tax income. See the headings “2011 Fiscal Year – Annual Incentive Bonus Opportunity” on page 27 and “2011 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28.

Stock Options — the Compensation Committee approved and granted stock options to our executive officers in fiscal 2011. See the heading “2011 Fiscal Year – Award of Stock Options” on page 33.

2009 Performance Units — the Compensation Committee reviewed the 33-month performance results under the terms of the Performance Units awarded in 2009 to Mr. Horton and Mr. Tomnitz, and based on the final results made a payout on these Performance Units equally in common stock and cash. See the heading “2009 Performance Unit Award — Ranking Results and Vesting at September 30, 2011” on page 29.

2013 Performance Restricted Stock Units — the Compensation Committee granted to Mr. Horton and Mr. Tomnitz Performance Restricted Stock Units that may vest based on performance on four goals over the performance period ending September 30, 2013. See the heading “2011 Fiscal Year – Award of Performance Restricted Stock Units – Potential Vesting at September 30, 2013” on page 30.

Discretionary Bonuses — the Board and Compensation Committee determined and paid discretionary bonuses to Mr. Wheat and Ms. Dwyer. See the heading “Other Named Executive Officers” on page 34.

Overview of Significant Changes in Summary Compensation Table Components

Following is an overview of certain compensation components in the “Summary Compensation Table” that had significant changes from fiscal 2010 to fiscal 2011. For Mr. Horton and Mr. Tomnitz, the compensation components with the significant changes are pre-tax income in the “Non-Equity Incentive Plan Compensation” column and stock option awards in the “Option Awards” column and, for Mr. Wheat and Ms. Dwyer, the discretionary bonus in the “Bonus” column and the stock option awards in the “Option Awards” column.

Mr. Horton:   Mr. Horton’s total compensation increased by approximately 5.1% from fiscal 2010 to fiscal 2011 and decreased by 41.0% from fiscal 2009 to fiscal 2011. The primary reason for the increase from fiscal 2010 to fiscal 2011 is due to the $1,194,000 grant date fair value of the stock option award included in the Option Awards column in fiscal 2011. Mr. Horton did not receive a stock option grant in fiscal 2010; therefore, no amount was listed in the Option Awards column for fiscal 2010. Due to the decrease in pre-tax income in fiscal 2011 compared to fiscal 2010, the Compensation Committee reduced Mr. Horton’s pre-tax income bonus from $1,989,755 in fiscal 2010 to $240,798 in fiscal 2011. The reduction in his pre-tax income bonus reflects the pay for performance nature of the pre-tax income bonus component.

Performance Awards and Time-Based Stock Options to Mr. Horton — Chairman.

Because the Company has historically granted stock options every other year rather than every year, we believe it is appropriate to consider our equity grants on a two or three year time horizon, as discussed below, in order to evaluate our grant practices, and specifically, in order to evaluate the proportion of performance-based equity in comparison to time-based equity in our awards.

Fiscal 2011:   During fiscal 2011, the Compensation Committee awarded to Mr. Horton 150,000 Performance RSUs with a grant date fair value of $1,903,500 and awarded 300,000 stock options with the grant date fair value of $1,194,000. The total grant date fair value of these two awards was $3,097,500 of which $1,903,500 or 61.5% of the value of the awards was in Performance RSUs and $1,194,000 or 38.5% of the value of the awards was in stock options.

Fiscal 2010:   During fiscal 2010, the Compensation Committee awarded to Mr. Horton 100,000 Performance RSUs with a grant date fair value of $1,153,000 and awarded no stock options. Therefore, in fiscal 2010, 100% of the equity awards in value and number were Performance RSUs.

Fiscal 2009:   During fiscal 2009, the Compensation Committee awarded to Mr. Horton 500,000 Performance Units with a grant date fair value of $3,670,000 and awarded 300,000 stock options with the grant date fair value of $1,167,000. The total grant date fair value of these two awards was $4,837,000 of which $3,670,000 or 75.9% of the value of both awards was in Performance Units and $1,167,000 or 24.1% of the value of the awards was in stock options.

Fiscals 2011 and 2010:   Combining the total Performance RSUs and total stock options awarded in fiscals 2011 and 2010, 250,000 total Performance RSUs were awarded with a grant date fair value of $3,056,500 and 300,000 stock options were awarded with a grant date fair value of $1,194,000. The total value of the Performance RSUs and the stock options for both fiscal 2011 and 2010 was $4,250,500 of which $3,056,500 or 71.9% was related to Performance RSUs and $1,194,000 or 28.1% was related to stock options.

Fiscals 2011, 2010 and 2009:   Combining the total Performance RSUs, Performance Units and total stock options awarded in fiscals 2011, 2010 and 2009, 750,000 total performance awards were awarded with a grant date fair value of $6,726,500 and 600,000 stock options were awarded with a grant date fair value of $2,361,000. The total value of the Performance RSUs and Performance Units and the stock options for fiscals 2011, 2010 and 2009 was $9,087,500 of which $6,726,500 or 74% was related to Performance RSUs and Performance Units and $2,361,000 or 26% was related to stock options. In addition, on a three-year basis, 1,350,000 performance awards and stock options were awarded of which 750,000 or 55.6% were Performance RSUs and Performance Units and 600,000 or 44.4% were stock options.

Mr. Tomnitz:   Mr. Tomnitz’s total compensation decreased by approximately 4.4% from fiscal 2010 to fiscal 2011 and decreased by 37.7% from fiscal 2009 to fiscal 2011. A significant portion of his fiscal 2011 compensation primarily relates to the $796,000 grant date fair value of the stock option award included in the Option Awards column in fiscal 2011. Mr. Tomnitz did not receive a stock option grant in fiscal 2010; therefore, no amount was listed in the Option Awards column for fiscal 2010. Due to the decrease in pre-tax income in fiscal 2011 compared to fiscal 2010, the Compensation Committee reduced Mr. Tomnitz’s pre-tax income bonus from $1,989,755 in fiscal 2010 to $240,798 in fiscal 2011. The reduction in his pre-tax income bonus reflects the pay for performance nature of the pre-tax income bonus component.

Performance Awards and Time-Based Stock Options to Mr. Tomnitz — CEO.

As noted above, because the Company has historically granted stock options every other year rather than every year, we believe it is appropriate to consider our equity grants on a two or three year time horizon, as discussed below, in order to evaluate our grant practices, and specifically, in order to evaluate the proportion of performance-based equity in comparison to time-based equity in our awards.

Fiscal 2011:   During fiscal 2011, the Compensation Committee awarded to Mr. Tomnitz 150,000 Performance RSUs with a grant date fair value of $1,903,500 and awarded 200,000 stock options with the grant date fair value of $796,000. The total grant date fair value of these two awards was $2,699,500 of which $1,903,500 or 70.5% of the value of the awards was in Performance Units and $796,000 or 29.5% of the value of the awards was in stock options.

Fiscal 2010:   During fiscal 2010, the Compensation Committee awarded 100,000 Performance RSUs with a grant date fair value of $1,153,000 and awarded no stock options. Therefore, in fiscal 2010, 100% of the equity awards in value and number were Performance RSUs.

Fiscal 2009:   During fiscal 2009, the Compensation Committee awarded 400,000 Performance Units with a grant date fair value of $2,936,000 and awarded 200,000 stock options with the grant date fair value of

$778,000. The total grant date fair value of these two awards was $3,714,000 of which $2,936,000 or 79.0% of the value of both awards was in Performance Units and $778,000 or 21.0% of the value of both awards was in stock options.

Fiscals 2011 and 2010:   Combining the total Performance RSUs and total stock options in fiscals 2011 and 2010, 250,000 total Performance RSUs with a grant date fair value of $3,056,500 were awarded and 200,000 stock options with a grant date fair value of $796,000 were awarded. The total value of the Performance RSUs and the stock options for both fiscal 2011 and 2010 was $3,852,500 of which $3,056,500 or 79.3% was related to Performance RSUs and $796,000 or 20.7% was related to stock options.

Fiscals 2011, 2010 and 2009:   Combining the total Performance RSUs, Performance Units and total stock options in fiscals 2011, 2010 and 2009, 650,000 total performance awards were made with a total grant date fair value of $5,992,500 and 400,000 stock options were awarded with a grant date fair value of $1,574,000. The total value of the Performance RSUs and Performance Units and the stock options for fiscals 2011, 2010 and 2009 was $7,566,500 of which $5,992,500 or 79.2% was related to Performance RSUs and Performance Units and $1,574,000 or 20.8% was related to stock options. In addition, on a three-year basis, a total of 1,050,000 Performance RSUs and Performance Units and stock options were awarded of which 650,000 or 62.0% were Performance RSUs and Performance Units and 400,000 or 38.0% were stock options.

Mr. Wheat:     Mr. Wheat’s total compensation increased by approximately 62.2% from fiscal 2010 to fiscal 2011 and increased by 1.7% from fiscal 2009 to fiscal 2011. Most of the year-over-year increase relates to the $477,600 grant date fair value of the stock option award included in the Option Awards column in fiscal 2011. Mr. Wheat did not receive a stock option grant in fiscal 2010; therefore, no amount was listed in the Option Awards column for fiscal 2010. Mr. Wheat’s cash compensation in the form of a discretionary bonus decreased from $400,000 in fiscal 2010 to $350,000 in fiscal 2011. Consistent with bonus reductions of other senior officers, Mr. Wheat’s bonus reduction was primarily related to the decrease in the Company’s pre-tax income on a year-over-year basis.

Ms. Dwyer:     Ms. Dwyer’s total compensation increased by approximately 62.3% from fiscal 2010 to fiscal 2011 and increased by 1.5% from fiscal 2009 to fiscal 2011. Most of the year-over-year increase relates to the $477,600 grant date fair value of the stock option award included in the Option Awards column in fiscal 2011. Ms. Dwyer did not receive a stock option grant in fiscal 2010; therefore, no amount was listed in the Option Awards column for fiscal 2010. Ms. Dwyer’s cash compensation in the form of a discretionary bonus decreased from $400,000 in fiscal 2010 to $350,000 in fiscal 2011. Consistent with bonus reductions of other senior officers, Ms. Dwyer’s bonus reduction was primarily related to the decrease in the Company’s pre-tax income on a year-over-year basis.

Executive Compensation Objectives

Our primary compensation objectives are to:

•	motivate and retain highly qualified and experienced executives;

•	award compensation that motivates and recognizes valuable, short and long-term individual and company performance;

•	provide a compensation program that retains our executive officers with our company; and

•	implement a compensation plan that aligns the executive’s interests with those of our stockholders.

As a leading national homebuilding company, we employ key executives who we believe have delivered strong results in a challenging homebuilding market. Our key executives and officers may encounter other professional opportunities due to the extensive national industry experience gained during their employment with us. As a result, we believe we must provide salaries and total compensation packages that retain our executives. We believe our stockholders’ interests are well-served when we can motivate and retain our key executives so they can use their national homebuilding expertise with us rather than with one of our competitors in the homebuilding or land development business.

Our key executives and officers have experience in both up and down cycles in the homebuilding industry. The Compensation Committee considers this type of industry experience to be very valuable in the current volatile and challenging homebuilding market. We believe that to maintain our position as a leader in the homebuilding industry, and to effectively operate through the current down market, the Company must provide executive compensation programs that operate to continually motivate and retain our executives.

We also believe it is important to have a significant portion of an executive’s overall compensation tied to his or her total value to the Company. When reviewing an executive’s value, we review factors such as the number of years with the Company, significance of job function, ability to analyze and make decisions on significant business and financial objectives, and the ability to work as an important member of executive management and serve as a leader for our employees. We believe that by placing importance on these qualities, we are aligning individual and corporate performance with the compensation that is ultimately paid for performance. Due to the significant number of years of dedicated service our executives have with us, the Board of Directors and Compensation Committee have chosen not to pursue written employment agreements with our executives. Rather than using fixed employment agreements, we believe our cash and equity compensation program provides us with an effective tool in retaining and motivating our executives.

Process for Determining Compensation

Authority and Role of Compensation Committee

Our Compensation Committee evaluates performance and approves compensation for our Chairman and our CEO and makes compensation recommendations to the Board with respect to other named executive officers. The Compensation Committee also administers our equity programs, which include awards under our 2006 Stock Incentive Plan and all other compensation plans that are intended to qualify as performance-based. Our equity and compensation plans are discussed under the heading “Incentive Bonus Plans – Approved by Stockholders” on page 34. The duties of the Compensation Committee are summarized under the heading “Compensation Committee” on page 17 and are more fully set forth in the Compensation Committee Charter, which is available on our website at www.drhorton.com under the Investors and Corporate Governance links.

Compensation Committee Risk Oversight

The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. The Compensation Committee’s risk oversight is discussed in more detail under the heading “Board’s Role in Risk Oversight – Compensation Risk Oversight” on page 15.

Role of Chairman and Chief Executive Officer

Our Chairman and our CEO review and discuss salary and bonus compensation of our other named executive officers and our Chairman makes recommendations to the Compensation Committee regarding these executive officers. The Compensation Committee considers these recommendations when making its recommendation to the Board. At the request of the Compensation Committee, our Chairman also provides a recommendation concerning the annual base salary and incentive bonus program for our CEO, but not for himself. The same process occurs for new executive officers when required.

Review of Compensation

We review the compensation of our executive officers on a regular basis. With respect to fiscal 2011 executive compensation, the Compensation Committee formally met in November 2010, January, April, August, November and December of 2011 to review and discuss compensation matters. In addition, the Compensation Committee Chairman and other members of the Compensation Committee also have discussions with management during the year and occasionally request that management gather market information regarding executive compensation matters for the Committee’s review and consideration. In fiscal 2011, the Compensation Committee Chairman, on behalf of the Compensation Committee, engaged Equilar, a third-party provider of financial and executive compensation data for the purpose of securing access to its database of financial and executive compensation data on publicly-traded companies, including our peer group and other public companies within a range of our market capitalization. The scope of Equilar’s services was limited to providing access to its database and discussing database issues with their representatives. Equilar did not advise the Compensation Committee on its executive compensation programs or decisions.

The Compensation Committee believes it is appropriate to exercise its judgment when reviewing and setting the total mix of compensation related to short and long-term awards and cash and equity awards rather than relying on a set formula or percentage allocation. The Compensation Committee believes an important part of an executive’s value is helping us achieve our business plan in up and down markets. Accordingly, we exercise judgment in determining the mix of compensation we believe to be in line with our business objectives and that we believe to be appropriate for the executive under review in view of his or her industry expertise and role at the Company.

Use of Compensation Peer Group Data

The Compensation Committee utilizes compensation data of our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market conditions and practices, and to help ensure that our compensation decisions are reasonable in comparison to our peer group and the value of our executives to us. However, the Compensation Committee does not attempt to position compensation at any specified level or ranking within our peer group. In fiscal 2011, the peer group compensation data was compiled by the Compensation Committee Chairman and legal counsel using information from Equilar’s database. The peer group compensation data reviewed by the Compensation Committee included compensation data and components as disclosed in executive compensation tables in publicly filed proxy statements. When determining peer group averages and medians, we include each peer group company and our company in the rankings and computations. The peer group could change from year to year based on the discretion of the Compensation Committee considering factors such as market capitalization, competition in our markets, mergers, consolidations and metrics such as sales, assets, debt, cash flow and equity. For fiscal 2011 our peer group consisted of the following publicly-traded homebuilding companies.

Peer Group
Beazer Homes USA	Meritage Homes
Hovnanian Enterprises	NVR
KB Home	PulteGroup
Lennar	The Ryland Group
M.D.C. Holdings	Toll Brothers

Components of Compensation

Base Salaries — Named Executive Officers

Base salaries to our executive officers provide a fixed or base level of compensation. When setting base salaries for fiscal 2011 and 2012, we considered the following factors:

•	level of experience, responsibility and tenure;

•	amount of assets and national scope of the Company’s operations;

•	ability to contribute to meeting operating objectives;

•	amount of fixed cash compensation to retain the executive’s services;

•	average and median base salaries of comparable top executives in our peer group; and

•	recommendations of our Chairman and our CEO, other than for themselves.

After taking into consideration the above factors, 2011 and 2012 fiscal year base salaries for our named executive officers are set forth in the table below.

	Base Salary
Name	2011	2012
Donald R. Horton	$1,000,000	$1,000,000
Donald J. Tomnitz	$900,000	$900,000
Bill W. Wheat	$250,000	$250,000
Stacey H. Dwyer	$250,000	$250,000

The base salaries for Mr. Horton and Mr. Tomnitz were held at the same levels for fiscal 2012 as they were for fiscal 2011. The base salary of the chief executive officer of each company in our peer group ranged from $800,000 to $1,300,000 with an average of $1,037,282 and a median of $1,000,000, based on data contained in the most recently filed proxy statements of our peer group. With respect to our Chairman and CEO, we believe their salaries are in line with our peer group base salaries of comparable officers and the base salaries of our executives reflect their significant experience in the real estate and homebuilding industry and their significant tenure with the Company.

The base salaries for Mr. Wheat and Ms. Dwyer were held at the same levels for fiscal 2012 as they were in fiscal 2011 and fiscal 2010. The base salary of the chief financial officer of each company in our peer group, including our company, ranged from $250,000 to $700,000 with an average of $514,353 and a median of $509,808, based on data contained in the most recently filed proxy statements of our peer group. With respect to Mr. Wheat, our CFO, his base salary ranks at the bottom of this range. With respect to Ms. Dwyer, a limited number of directly comparable officers was set forth in publicly filed proxy statements; therefore, the Compensation Committee used its judgement when setting her base salary.

When determining named executive officer base salaries, the Compensation Committee did not assign specific weight to the factors listed under the heading “Base Salaries – Named Executive Officers”, did not assign a specific ranking that base salaries should be within the peer group and did not use a percentage or ratio that the base salaries should be in relation to total compensation.

2011 Fiscal Year — Annual Incentive Bonus Opportunity

Chairman and Chief Executive Officer.    In furtherance of our compensation philosophy to award incentive bonuses based on company performance, during fiscal 2011, Mr. Horton and Mr. Tomnitz each had the opportunity to earn an annual incentive bonus based on a pre-tax income goal under our 2000 Restated Bonus Plan, which is discussed in more detail on page 35.

We believe that Mr. Horton and Mr. Tomnitz should each be equally incentivized to generate positive pre-tax income, which is important to the Company due to the continuing difficulties in the housing market and the overall challenging financial and economic climate. We believe the pre-tax income performance goal focuses our executives on improving important components of quarterly pre-tax income, namely, home closings revenue and controlling ordinary operating costs such as cost of sales and selling, general and administrative (“sg&a”) costs.

“Pre-tax income” means consolidated income before income taxes, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles. The maximum bonus that could be earned in terms of positive pre-tax income was as follows:

	Maximum Bonus Potential
Fiscal 2011 Performance Goal	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Pre-Tax Income	2%	2%	2%	2%

The hurdle or threshold for achieving a pre-tax income bonus was the attainment of positive pre-tax income. If no positive pre-tax income was attained, then no bonus would be paid under the performance goal.

The Compensation Committee made the subjective determination to select the 2% maximum on pre-tax income as the maximum bonus under this performance goal for fiscal 2011 based on its determination that if the maximum were paid, the amount would be reasonable in relation to the goal achieved and reasonable in relation to the Company’s goal of containing overall sg&a expense.

The 2% maximum is not based on any formulaic methodology. When considering the reasonableness of compensation, we also consider the level of our current sg&a expense in relation to our sg&a expense in prior years and in relation to whether we believe sg&a expense will be competitive with our peer group. Controlling and containing cost of sales, sg&a expense and interest expense are actions that may lead to pre-tax income improvements provided that we maintain revenue levels. The Compensation Committee also considered that in certain years prior to the recent housing downturn, the Company had used a 2% maximum which was within the range of percentage maximums used by the Company’s peer group companies who used a similar pre-tax income or earnings goal (percentages of our peers were approximately in the range of 1% to 3% in certain years). We believe that by using a 2% maximum of pre-tax income, we will be able to continue to incentivize our executives to achieve positive pre-tax income and maintain competitive levels of cost of sales, sg&a and interest expense, all of which we believe align our executives interests with those of our stockholders. Because the selection of 2% as the maximum percentage was a subjective determination and not one based on any formulaic method or benchmark other than as described in this paragraph, the Compensation Committee maintained the right to use its discretion in adjusting downward the amount earned before it was paid.

Another consideration for using the pre-tax income performance goal for the annual incentive bonus in fiscal 2011 is that we balanced the annual incentive bonus with a potential long-term incentive bonus in the form of a 2009 award of performance units which vested on September 30, 2011. The performance goals on these performance units relate to net sales gains percentage and return on investment and are discussed in more detail under the heading “2009 Performance Unit Award – Ranking Results and Vesting at September 30, 2011” on page 29. Due to the challenging housing market during the past several years, the Company did not achieve annual positive pre-tax income in fiscal years 2009, 2008 and 2007 but did so in fiscal years 2010 and 2011. At the beginning of fiscal 2011, we believed the housing market would continue to be challenging thereby making it challenging for the Company to achieve positive pre-tax income. We also believed achieving positive pre-tax income and returning the Company to, and maintaining, profitability is an important factor in creating stockholder value.

2011 Fiscal Year — Annual Incentive Bonus Results and Payout

Pre-Tax Income — Results.    The table below sets forth the pre-tax income or loss and the potential bonus earned and final bonus paid for fiscal 2011.

	Performance Goal — Quarterly Pre-Tax Income (Loss) (“PTI”)
Fiscal Quarter	Bonus Percentage	Amount of PTI	Potential Bonus	Final Bonus Paid
1st Quarter	2%	$(19,866,348)	$—	$—
2nd Quarter	2%	$(30,790,111)	$—	$—
3rd Quarter	2%	$28,859,143	$577,183	$—
4th Quarter	2%	$33,837,217	$676,744	$—

Annual Amount	2%	$12,039,901	$1,253,927	$240,798	(1)

(1)	2% of consolidated pre-tax income for the fiscal year ended September 30, 2011.

Under the fiscal 2011 pre-tax income bonus award, based on the quarterly pre-tax income reported by the Company in its quarterly or annual reports, a potential bonus of $1,253,927 was earned by each of Mr. Horton and Mr. Tomnitz. However, prior to paying the final pre-tax income bonus after completion of the four fiscal quarters, the Compensation Committee reviewed the amount of quarterly pre-tax income achieved and the resulting bonus earned. The total potential bonus earned based on 2% of pre-tax income for the four separate fiscal quarters was $1,253,927 as set forth in the table on page 28. However, the Compensation Committee used its discretion and reduced the $1,253,927 amount to $240,798 so that the amount paid did not exceed 2% of pre-tax income calculated on an annual basis. This resulted in a final bonus paid of $240,798 as set forth in the table on page 28.

2012 Fiscal Year — Annual Incentive Bonus Opportunity

The Compensation Committee has decided to implement the same annual incentive bonus opportunity based on 2% of pre-tax income for Mr. Horton and Mr. Tomnitz for fiscal year 2012 provided that the performance periods are based on two semi-annual periods (two fiscal quarters per semi-annual period) rather than four separate quarterly periods. The primary reason for changing from four quarterly performance periods to two semi-annual performance periods is to enable the Compensation Committee and management to better project anticipated consolidated pre-tax income for each of the two semi-annual performance periods prior to paying any bonuses.

2009 Performance Unit Award — Ranking Results and Vesting at September 30, 2011

In fiscal 2009, the Compensation Committee made an award to Mr. Horton and Mr. Tomnitz of long-term performance units (“Performance Units”) under the 2008 Performance Unit Plan (the “2008 Plan”), which is discussed on page 36. The target number of Performance Units awarded to Mr. Horton was 500,000 and to Mr. Tomnitz was 400,000. The performance period for the Performance Units was January 1, 2009 to September 30, 2011 (the “Performance Period”). The performance goals established for the Performance Units were relative return on investment (“ROI”) and relative net sales gains percentage (units) (“NSG%”). Final performance on these goals was determined by comparing and ranking the Company’s performance to our peer group’s performance, on the same performance goals of ROI and NSG%. The Company’s peer group consisted of the ten publicly-traded homebuilding companies listed on page 26, except that NVR and Meritage were not peer group members in 2009 and Centex and Standard Pacific were.

The only normalization adjustment made to the final peer group rankings was to include the results of discontinued operations for three peer group members in calculating ROI so that all peer group members and the Company were treated consistently. This normalization adjustment did not change the Company’s ranking on the ROI goal.

After determining the final ranking results and the number and value of the Performance Units earned, the Compensation Committee used its discretion and reduced the number of Performance Units earned by sixty-five percent for each of Mr. Horton and Mr. Tomnitz resulting in a reduction to Mr. Horton in value from $7,910,000 to $2,768,500 and to Mr. Tomnitz from $6,328,000 to $2,214,800 as set forth in the tables on the next page. In using its discretion to reduce the Performance Units, the Compensation Committee considered the total compensation of each executive, and the Company’s financial and stock price performance during the 33-month Performance Period. The final payouts to Mr. Horton and Mr. Tomnitz were paid fifty percent in common stock and fifty percent in cash. The shares were valued at $9.04, the closing price of our common stock on September 30, 2011, the last day of the performance period and the vesting date.

The following table sets forth the potential performance adjustments that may be made to the Performance Units based on the final performance rankings of the peer group and us. ROI and NSG% were each weighted 50% of the total target award.

Potential Performance Adjustments as a Percentage of Target

	Potential Payout as Percentage of Target
Performance Goal	11th - 9th Place	8th Place	7th Place	6th Place	5th Place	4th Place	3rd Place	2nd Place	1st Place
	(Minimum)				(Target)				(Maximum)
Return on Investment (ROI)	0%	25%	50%	75%	100%	125%	150%	175%	200%
Net Sales Gains % (NSG%)	0%	25%	50%	75%	100%	125%	150%	175%	200%

“ROI” means total annual pre-tax income or loss divided by average total homebuilding assets, over the Performance Period and expressed as a percentage.

“NSG%” means the sum of the gross number of home sales contracts less cancellations (net sales) over the Performance Period as a percent of beginning base-line net sales contracts.

The following table sets forth the final peer group rankings based on ROI and NSG% for the peer group and us.

Final Peer Group Rankings

	Ranking
Performance Goal	10th Place	9th Place	8th Place	7th Place	6th Place	5th Place	4th Place	3rd Place	2nd Place	1st Place
Return on Investment (ROI)	-97.53%	-73.18%	-50.55%	-38.60%	-37.77%	-32.90%	-19.01%	-15.48%	-13.03%	-10.42%*
Net Sales Gains % (NSG%)	190.04%	197.16%	199.29%	222.97%	231.44%	242.14%	245.81%	258.07%*	270.90%	290.53%

*	Final performance goal ranking attained by the Company: 1st place on ROI and 3rd place on NSG%.

Final Results — Earned and Paid

Name	Target Number of Units Awarded	Final Company Performance Rankings	Performance Adjustment from Target	Adjusted Number of Units Earned	Closing Stock Price at 9/30/2011	Full Value of Units Earned	Discretionary Reduction of Award	Adjusted Value of Units Earned	Final Payout in Cash	Final Payout in Common Stock
Donald R. Horton	250,000	ROI = 1st	200%	500,000	$9.04	$4,520,000	65%	$1,582,000	$791,000	87,500
	250,000	NSG% = 3rd	150%	375,000	$9.04	$3,390,000	65%	$1,186,500	$593,250	65,625

Total	500,000			875,000	$9.04	$7,910,000	65%	$2,768,500	$1,384,250	153,125

Donald J. Tomnitz	200,000	ROI = 1st	200%	400,000	$9.04	$3,616,000	65%	$1,265,600	$632,800	70,000
	200,000	NSG% = 3rd	150%	300,000	$9.04	$2,712,000	65%	$949,200	$474,600	52,500

Total	400,000			700,000	$9.04	$6,328,000	65%	$2,214,800	$1,107,400	122,500

The final payout was based on the 33-month Performance Period, which included periods in our 2009, 2010 and 2011 fiscal years.

2011 Fiscal Year — Award of Performance Restricted Stock Units — Potential Vesting at September 30, 2013

Consistent with our compensation philosophy, we balance our annual or short-term incentive bonus program by providing a long-term incentive bonus program. Under our long-term incentive bonus program, our Chairman and our CEO have the opportunity to earn incentive bonuses based on performance over a period longer than one year. We believe that by awarding a portion of compensation that may be earned over a longer time period, the interests of these executives are aligned with the interests of our stockholders.

In the first quarter of fiscal 2011, the Compensation Committee awarded performance restricted stock units (the “Performance RSUs”) to Mr. Horton and Mr. Tomnitz as follows:

Name	Target Number of Performance Restricted Stock Units
Donald R. Horton	150,000
Donald J. Tomnitz	150,000

The Performance RSUs will vest, if at all, after the completion of the performance period, which is the period of October 1, 2010 through September 30, 2013 (the “Performance Period”), and based on final performance rankings. The four performance goals are set forth in the table below.

Performance Goal	Performance Comparison	Weighting to Total Award
Relative Total Shareholder Return	S&P 500 Index TSR	25%
Relative Return on Investment	Peer Group	25%
Relative Selling, General & Administrative Expense	Peer Group	25%
Relative Gross Profit	Peer Group	25%

The four performance goals are relative total shareholder return (“TSR”), relative return on investment (“ROI”), relative selling, general and administrative expense containment (“SG&A”) and relative gross profit (“GP”) (collectively, the “Performance Goals”).

TSR:	means the total shareholder return (stock price increases and decreases plus dividends) of the Company over the Performance Period as determined by Standard and Poor’s using the same methodology used by Standard and Poor’s in preparing the stock performance graph included each year in the Company’s Form 10-K.

ROI:	means total annual pre-tax income or loss divided by average total assets, over the Performance Period and expressed as a percentage.

SG&A:	means consolidated selling, general and administrative expense (including corporate general and administrative expenses) as a percent of consolidated revenue, over the Performance Period.

GP:	means gross profit (defined as revenues minus cost of sales, including impairments and related write-off costs) divided by revenues, over the Performance Period and expressed as a percentage.

We chose the TSR goal because TSR takes into account positive and negative movements in our stock price plus dividends paid during the Performance Period. By comparing our TSR to the S&P 500 Index’s TSR, we have a goal that incents our executives to achieve a return to our stockholders that is better than a return achieved by a broad-based index of companies. We believe the three goals of ROI, SG&A and GP create important internal operating goals. ROI incents our executives to achieve operating homebuilding profitability relative to our total assets which measures our efficiency at using our assets to generate pre-tax income. SG&A incents our executives to control selling, general and administrative expenses in a period of uncertain revenues from home sales. GP incents our executives to control sales incentives and costs of sales, which are composed of the costs of land, labor, materials and products used in building our homes. Improvement in our gross margin on home revenues increases the proportion of each dollar of revenue available to cover other costs and expenses.

In fiscal 2011, when determining the target number of Performance RSUs we reviewed the estimated grant date fair value of the target award and the related estimated annual compensation expense. The Compensation Committee chose to further incent these officers by potentially increasing the target up to the maximum, as set forth in the tables below, in the event that superior performance is achieved on the four Performance Goals. The Compensation Committee subjectively chose the maximum of two times target to further incent performance toward the top performance in the homebuilding industry. When these Performance RSUs were awarded, the target and maximum amounts were subjective determinations and not based on any formulaic method or benchmark.

The target Performance RSUs may be increased or decreased based on relative performance over the Performance Period as set forth in the tables below.

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded(1)
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	3,750
8 Percentage Points		7,500
7 Percentage Points		11,250
6 Percentage Points		15,000
5 Percentage Points		18,750
4 Percentage Points		22,500
3 Percentage Points		26,250
2 Percentage Points		30,000
1 Percentage Point		33,750
Equal to S&P 500 Index TSR	Target	37,500
Percentage Points Above Index:
1 Percentage Point		41,250
2 Percentage Points		45,000
3 Percentage Points		48,750
4 Percentage Points		52,500
5 Percentage Points		56,250
6 Percentage Points		60,000
7 Percentage Points		63,750
8 Percentage Points		67,500
9 Percentage Points		71,250
10 Percentage Points	Maximum	75,000

ROI and SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded(2)
11th Place		zero
10th Place	Threshold	18,750
9th Place		37,500
8th Place		56,250
7th Place		75,000
6th Place		93,750
5th Place	Target	112,500
4th Place		140,625
3rd Place		168,750
2nd Place		196,875
1st Place	Maximum	225,000

(1)	Target number listed is 25% of the total target number of 150,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 150,000 and other numbers are 75% of the other possible performance adjustments from the target.

The 150,000 target Performance RSUs may be increased to a maximum of 300,000 upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero upon minimum achievement of each of the four Performance Goals. Performance and percentages that fall between the target and maximum, and the target and minimum shall be ranked using linear interpolation as set forth in the tables. For the Performance RSUs, the Company’s peer group consists of the ten publicly-traded homebuilding companies listed on page 26. Each Performance RSU represents the contingent right to receive one share of common stock if vesting is satisfied although final payout may be in common stock, cash or a combination of both. The Performance RSUs have no rights to dividends or voting.

Vesting of the Performance RSUs with respect to the TSR Performance Goal will be determined after the Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the Performance RSUs with respect to the ROI, SG&A and GP Performance Goals will be determined after the Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal. Any portion of the Performance RSUs that do not vest due to inadequate relative performance will be forfeited.

The hurdle or threshold for earning Performance RSUs with respect to the TSR goal is to perform no worse than ten percentage points below the S&P 500 Index because in that event no bonus on that goal would be earned. The hurdle or threshold for earning Performance RSUs with respect to the ROI, SG&A and GP Performance Goals is to perform no worse than tenth place because in that event no bonus on that specific goal would be earned. Additional information on the grant date fair value of the Performance RSUs is set forth in the “Summary Compensation Table” on page 38 and the “Grants of Plan-Based Awards” table on page 40.

At the time of grant, the Compensation Committee made the subjective determination to set the target and maximum number of Performance RSUs based on consideration that if the target or maximum amount were paid, total compensation to our executive officers would remain within the range of estimated total compensation paid to similar executives in the Company’s peer group over the Performance Period and would be competitive with the Company’s goal of maintaining reasonable compensation expense but we cannot guarantee this result as it involves future compensation practices of our peer group. We further believed in the importance of setting a maximum that is significantly higher than the target to incentivize superior relative performance to the top level on the four performance goals which we believed would lead to better competitive position and the creation of value for our stockholders.

2011 Fiscal Year — Award of Stock Options

Chairman and CEO.    Mr. Horton and Mr. Tomnitz were granted 300,000 and 200,000 stock options, respectively, on September 2, 2011 by the Compensation Committee. These stock options vest in installments of one-third per year over three years on each grant date anniversary of September 2nd and have a ten-year term. These stock options have an exercise price per share of $9.97, the closing price of our common stock on the NYSE on September 2, 2011, the date of approval and grant. In determining the number of stock options to award, the Compensation Committee made a subjective determination of the factors listed on page 35 under the heading “2006 Stock Incentive Plan.” In addition to those factors, the Compensation Committee also reviewed the Company’s stock price, the grant date fair value of the new stock options, the amount of stock option expense, and the number of stock options outstanding as a result of the new option grant, without giving any weight or formulaic effect to such factors. In addition, the Compensation Committee changed the vesting term from five years to three years based on certain factors including the tenure and role of the executive with the Company, the age of the executive, the retention value of stock options with a shorter vest than five years and the lack of employment agreement with the executive and the Company. Additional information on the annual compensation expense and grant date fair value of these stock options is set forth in the “Summary Compensation Table” on page 38 and the “Grants of Plan-Based Awards” table on page 40 of this Proxy Statement.

Other Named Executive Officers.    Mr. Wheat and Ms. Dwyer were each granted 120,000 stock options on September 2, 2011 by the Compensation Committee for the same reasons discussed above. These stock options vest in 20% installments over five years of the grant date anniversary and these stock options have a ten-year term. These stock options have an exercise price per share of $9.97, the closing price of our common stock on the NYSE on September 2, 2011, the date of approval and grant. In determining the number of stock options to award, the Compensation Committee made a subjective determination of the factors listed on page 35 under the heading “2006 Stock Incentive Plan.” In addition to those factors, the Compensation Committee also reviewed the Company’s stock price, the grant date fair value of the new stock options, the amount of stock option expense to be incurred, and the number of stock options outstanding as a result of the new option grant, without giving any weight or formulaic effect to such factors. In addition, the Compensation Committee changed the vesting term from 9.75 years to five years based on certain factors including the tenure and role of the executive with the Company, the retention value of options with a shorter vest than 9.75 years and the lack of employment agreement with the executive and the Company. Additional information regarding these stock options is set forth in the “Summary Compensation Table” on page 38 and the “Grants of Plan-Based Awards” table on page 40 of this Proxy Statement.

2012 Fiscal Year — Performance Restricted Stock Units — Potential Vesting September 30, 2014

During the first quarter of fiscal 2012, the Compensation Committee approved and awarded Performance Restricted Stock Units to Mr. Horton and Mr. Tomnitz as follows:

Name	Target Number of Performance Restricted Stock Units
Donald R. Horton	200,000
Donald J. Tomnitz	150,000

The Performance Restricted Stock Units will vest, if at all, after the completion of the performance period, which is the period of October 1, 2011 through September 30, 2014 and based on final performance rankings that operate in a substantially similar manner to the Performance Restricted Stock Units awarded in fiscal 2011, as discussed in the section “2011 Fiscal Year – Award of Performance Restricted Stock Units – Potential Vesting at September 30, 2013” on page 30.

2011 Fiscal Year — Annual Bonus Opportunity

Other Named Executive Officers.    For fiscal 2011, Mr. Wheat and Ms. Dwyer were each awarded a discretionary bonus of $350,000. At the end of the applicable performance period, which may be a fiscal year, or any period within a fiscal year, the Board approves discretionary bonuses for Mr. Wheat and Ms. Dwyer. For fiscal 2011, the performance periods were two semi-annual periods during the fiscal year. Each of Mr. Wheat and Ms. Dwyer received $150,000 for the first semi-annual period and $200,000 for the second semi-annual period. The fiscal 2011 discretionary bonus of $350,000 for Mr. Wheat and Ms. Dwyer reflected a $50,000 reduction from the bonuses they received in fiscal 2010. The reduction was primarily based on the lower pre-tax income achieved by the Company in fiscal 2011 compared to fiscal 2010. Other senior officers of the Company also had bonus reductions in fiscal 2011 for similar reasons. The process of awarding discretionary bonuses to Mr. Wheat and Ms. Dwyer includes review and consideration by our Chairman and our CEO, who then make a recommendation to our Compensation Committee. The Compensation Committee then considers the recommendation and makes a recommendation to the Board of Directors. The bonuses recommended by our Chairman and our CEO were not based on specific quantitative formulas, percentages or numerical weightings, but rather were related to subjective evaluations of the Company’s level of profitability relative to the prior year, the individual job performance of each officer, and the level of retention risk related to the Company’s ability to continue to employ each officer.

When considering discretionary bonuses for Mr. Wheat and Ms. Dwyer, we considered each officer’s responsibilities within the Company. As Executive Vice Presidents, both Mr. Wheat and Ms. Dwyer work closely with our Chairman and CEO in setting operational strategies for our homebuilding and financial services operations, communicating and implementing such strategies across the Company, and analyzing and monitoring the Company’s performance. These operational strategies include our homebuilding and financial services business plans and incentive compensation, land and lot purchases, level of homes in inventory, expense levels, mortgage and title business approaches, capital structure and liquidity goals, among others. Mr. Wheat and Ms. Dwyer share responsibility for setting the Company’s communications strategies with financial market participants, providing executive management direction and oversight to the financial services operations and the Company’s finance, treasury, information technology and human resources corporate functions.

Mr. Wheat has direct responsibility for the Company’s financial reporting process, including the effectiveness and integrity of the Company’s financial, internal and disclosure controls and procedures, and compliance with all applicable financial reporting rules and regulations for public companies. Mr. Wheat is also directly responsible for providing executive management oversight to the Company’s accounting, management reporting, internal audit and tax functions. Ms. Dwyer has direct responsibility for the Company’s investor relations process, including interactions with investors in the Company’s equity and debt securities and industry research analysts. Ms. Dwyer is also directly responsible for providing executive management oversight to the Company’s public communications, marketing and corporate purchasing functions.

The same compensation decision processes were utilized for both Mr. Wheat and Ms. Dwyer. The amount of bonus awarded to each of Mr. Wheat and Ms. Dwyer was not benchmarked or tied to any other performance metrics or pay of similar executives at peer companies. The final bonuses reflected the Company’s reduced profitability in fiscal 2011 compared to fiscal 2010, and are considered to be in line with the Company’s goals of maintaining a low cost structure while allowing the Company to continue to retain each of these executives.

Incentive Bonus Plans — Approved by Stockholders

We believe that performance-based bonuses should continue to represent a significant portion of the compensation of our Chairman and our CEO. We also believe we should seek to structure our performance-based awards in a manner to be tax deductible under Section 162(m) to the extent reasonably feasible and to the extent that such structure is in line with our operational and financial objectives. The Compensation Committee believes that a balanced executive compensation program is best served by providing compensation plans that allow for a mix and balance of short and long-term compensation components, including (i) a short-term or annual bonus performance plan, (ii) a long-term (more than one year) bonus performance plan, and (iii) a short-term and long-term equity plan. In furtherance of this objective, the Compensation Committee and our stockholders have previously approved three incentive plans:

•	D.R. Horton 2000 Restated Bonus Plan — our primary short-term or annual bonus plan.

•	D.R. Horton 2006 Stock Incentive Plan — our primary short and long-term equity plan.

•	D.R. Horton 2008 Performance Unit Plan — our primary long-term (more than one year) bonus plan.

The 2000 Restated Plan, the 2006 Stock Incentive, as amended and restated, and the 2008 Performance Unit Plan were approved by our stockholders most recently on January 31, 2008, January 20, 2011 and January 31, 2008, respectively. The Compensation Committee will continue to evaluate what it believes is an effective use of these three plans.

2000 Restated Bonus Plan.    The 2000 Restated Bonus Plan is the primary plan under which our Chairman and our CEO are awarded short-term or annual incentive or performance-based bonuses. We generally intend for awards issued to covered employees under the 2000 Restated Bonus Plan to qualify for the performance-based compensation deduction allowed by Section 162(m). However, there can be no assurance that these awards will satisfy the requirements for deductibility under Section 162(m), and the Company and the Compensation Committee reserve the right to pay bonuses outside of this plan.

2006 Stock Incentive Plan.    We use our 2006 Stock Incentive Plan, as amended and restated, to issue stock options and other equity based awards. We believe that stock options provide an important link between the performance of our employees and creation of stockholder value primarily because the stock options only have value if the stock price increases from the date of grant. Since 2000, the Compensation Committee has generally awarded stock options to its executive officers in twelve to thirty month intervals. Consistent with this practice, the executive officers were granted stock options on September 2, 2011 and were granted stock options prior to that in February 2009. The Compensation Committee will continue to evaluate when to make equity awards to its executives and other employees, which may be more frequent than in the past, based on the total mix of compensation for the executives and other factors. Generally, when the Compensation Committee decides to grant equity awards to executive officers, in determining the number of equity awards to grant and the other material terms of the equity grants, the Compensation Committee makes a subjective evaluation of:

•	the overall performance of the Company in comparison to its peer group;

•	an analysis of recent compensation of senior executive officers in the Company’s peer group;

•	recommendations of the Chairman, other than for himself;

•	contributions the executive officer made and is anticipated to make to the Company’s success;

•	level of experience and responsibility of the executive officer; and

•	number of stock options previously granted to executive officers and other employees.

We do not have a program, plan or practice in place to time the grant of stock options or other equity awards in coordination with the release of material non-public information.

We will continue to evaluate the type and mix of equity awards to be awarded to our executives and other employees in the future. Restricted stock, restricted stock units, stock options and stock appreciation rights are among the types of equity awards to be considered in the future and may be awarded under our 2006 Stock Incentive Plan. When considering whether to issue restricted stock (including restricted stock units) or stock options (including stock appreciation rights), the Compensation Committee will review the following factors (in addition to the previously listed factors):

•	expense of issuing restricted stock versus that of issuing stock options;

•	objective achieved by issuing restricted stock versus that of issuing stock options; and

•	value to employee of receiving restricted stock versus stock options.

The Compensation Committee believes that both restricted stock and stock options should be available alternatives when considering equity awards. Restricted stock is believed to provide a strong retention incentive in an uncertain market, providing compensation in periods where there is volatility in the stock price, and resulting in fewer shares outstanding compared to the exercise of stock options. Stock options also have unique and valuable features to our company and our employees because of the potential for strong returns if the stock price increases and the ability of the recipient to defer paying the exercise price and related taxes until the stock options are exercised. The Compensation Committee has not made definitive decisions regarding the awarding of equity awards in our 2012 fiscal year, other than those discussed on page 33, but it will continue to evaluate making such equity awards during the current fiscal year.

2008 Performance Unit Plan.    The purpose of the 2008 Plan is to provide the Company another means of granting executive compensation that is aligned with long-term performance goals and criteria, while at the same time aligning the interests of management with those of stockholders and maximizing the tax deductibility of the compensation under Section 162(m). The 2008 Plan allows the Compensation Committee to grant incentive awards denominated in performance units. Each performance unit awarded under the 2008 Plan has a dollar value on any given date equal to the fair market value (closing stock price) of the Company’s common stock on that date. In general, at the time of approval the Compensation Committee will determine the target number of performance units subject to an award, with the maximum amount payable under the award equal to two times the target number of units. The 2008 Plan also establishes performance-based criteria that the Compensation Committee may select in awarding performance-based bonuses to the participants under this plan. The Compensation Committee did not make any awards in fiscal 2011.

Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards to our executives, we consider the tax deductibility of their compensation under Section 162(m). Section 162(m) generally does not allow a tax deduction to publicly-held companies for compensation over $1 million paid for any fiscal year to the company’s named executive officers (other than the chief financial officer). However, Section 162(m) exempts qualified performance-based compensation from this $1 million limit if certain requirements are met. We generally intend for awards to our executive officers under the 2000 Restated Bonus Plan, the 2006 Stock Incentive Plan and the 2008 Plan to qualify for the performance-based compensation exemption under Section 162(m). However, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) to meet corporate objectives or to adapt to changing circumstances.

Retirement Benefits

Our executive officers do not participate in any qualified pension plans or defined benefit plans, but they do participate in the retirement plans below. We believe that it is important to offer these retirement plans to our executive officers as part of a competitive long-term compensation program that encourages saving for retirement and that promotes long-term retention.

Profit Sharing Plus Plan (“401(k) plan”).    Our executive officers participate in our Company-wide 401(k) plan. Under this plan, executive officers, like all other eligible employees, may contribute from 1% to 75%, on a pre-tax basis, of their earnings into the 401(k) plan. For 2011, the maximum that could be contributed was $16,500 ($22,000 for participants 50 years or older). The Company makes a matching contribution to the participant’s account in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her salary. The matching contributions made by the Company on behalf of the executive officers are listed in the “All Other Compensation” column in the “Summary Compensation Table” on page 38.

Deferred Compensation Plan.    The Company established the D.R. Horton Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of June 15, 2002 and amended and restated it on December 10, 2008. The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan, as amended and restated, was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.    The Supplemental Executive Retirement Plan 2 (“SERP 2”), as amended and restated December 10, 2008, a nonqualified plan, was originally adopted by the Company in 1994 to permit eligible participants, which include our executive officers, regional presidents, division presidents and other selected employees, to accrue supplemental Company-funded benefits payable upon retirement, separation of service, death or disability.

In fiscal 2011, in connection with our oversight of risk related to compensation of our named executive officers, we determined that an appropriate compensation package should include a reasonable amount of fixed compensation, such as salary and retirement compensation. We believe that this mitigates inappropriate risk taking because the executive can count on a certain level of fixed compensation. In this regard, in fiscal 2011, the Compensation Committee reviewed the amounts listed in the column titled “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” in the “Summary Compensation Table” on page 38. For the Company, these amounts represent the above-market portion of earnings on outstanding SERP 2 balances for the named executive officers. As part of this analysis, we reviewed peer group data compiled from Equilar related to the dollar amounts disclosed in the same column titled “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” in the Summary Compensation Tables of each of the CEOs or principal executive officers in our peer group from their most recently filed proxy statements. The dollar amounts listed ranged from zero to approximately $1,515,146. For fiscal 2011, the amount for our Chairman was $85,764 and the amount for our CEO was $63,414. We believe the amounts accrued for above-market earnings on SERP 2 balances are reasonable when compared to the amounts listed in the same column by our peer group and reasonable when considered in relation to the total compensation packages offered to our named executive officers. Also, we considered other factors such as the Company does not provide our named executive officers with employment agreements or severance agreements or other forms of guaranteed retirement benefits, other than the 401(k) matching contribution discussed above. As a result, our SERP 2 program continues to serve as a useful and reasonable fixed compensation component of our overall compensation package.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K of D.R. Horton, Inc. for the fiscal year ended September 30, 2011 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

Bradley S. Anderson, Committee Chairman

Michael R. Buchanan

Michael W. Hewatt

Bob G. Scott

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Compensation Committee Report by reference therein.

Executive Compensation Tables

The following tables show, with respect to our Chief Executive Officer, our Chief Financial Officer and our other named executive officers of D.R. Horton, the compensation awarded, earned or paid for all services rendered in all capacities to D.R. Horton during our fiscal years ended September 30, 2011, 2010 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(5)	All Other Compen- sation(6)	Total
Donald R. Horton	2011	$1,000,000	—	$1,903,500	$1,194,000	$ 240,798	$85,764	$109,573	$4,533,635
Chairman of the Board	2010	$1,000,000	—	$1,153,000	—	$1,989,755	$61,718	$110,050	$4,314,523
	2009	$ 400,000	—	$3,670,000	$1,167,000	$2,340,014	$51,474	$ 49,450	$7,677,938

Donald J. Tomnitz	2011	$ 900,000	—	$1,903,500	$ 796,000	$ 240,798	$63,414	$100,095	$4,003,807
Vice Chairman, Chief Executive	2010	$ 900,000	—	$1,153,000	—	$1,989,755	$44,828	$100,050	$4,187,633
Officer and President	2009	$ 300,000	—	$2,936,000	$ 778,000	$2,340,014	$37,342	$ 39,450	$6,430,806

Bill W. Wheat	2011	$ 250,000	$350,000	—	$ 477,600	—	$17,352	$ 35,095	$1,130,047
Executive Vice President and	2010	$ 250,000	$400,000	—	—	—	$12,247	$ 34,375	$ 696,622
Chief Financial Officer	2009	$ 250,000	$350,000	—	$ 466,800	—	$ 9,397	$ 34,750	$1,110,947

Stacey H. Dwyer	2011	$ 250,000	$350,000	—	$ 477,600	—	$17,564	$ 32,350	$1,127,514
Executive Vice President and	2010	$ 250,000	$400,000	—	—	—	$12,413	$ 32,350	$ 694,763
Treasurer	2009	$ 250,000	$350,000	—	$ 466,800	—	$ 9,540	$ 34,975	$1,111,315

(1)	The dollar amount listed represents a discretionary cash bonus paid to the named executive officer. More information on fiscal 2011 discretionary bonuses is set forth under the caption “Other Named Executive Officers” beginning on page 34.

(2)	For fiscal 2011, the dollar amount represents the grant date fair value of performance restricted stock units awarded in fiscal 2011 determined in accordance with accounting guidance for share-based payments. For fiscal 2011, if the maximum number of performance restricted stock units that potentially could be earned were used rather than the probable number, the total grant date fair value of the award would have been $3,807,000 for each of Mr. Horton and Mr. Tomnitz. Additional information on the performance restricted stock units and the grant date fair value is set forth in footnote 2 to the “Grants of Plan-Based Awards” table on page 40.

For fiscal 2010, the dollar amount represents the grant date fair value of performance restricted stock units awarded in fiscal 2010 determined in accordance with accounting guidance for share-based payments. For fiscal 2010, if the maximum number of performance restricted stock units that could be earned were used rather than the probable number, the total grant date fair value of the award would have been $2,306,000 for each of Mr. Horton and Mr. Tomnitz.

For fiscal 2009, the dollar amounts listed represent the grant date fair value of performance units awarded in fiscal 2009. These performance units were accounted for as liability awards for which compensation expense was recognized over the performance period from January 1, 2009 through September 30, 2011. The value of the performance units paid was based on the price of our common stock on the last day of the performance period for each award and the number of performance units, as adjusted for performance. The final value paid on these performance units to Mr. Horton was $2,768,500 and to Mr. Tomnitz was $2,214,800 as set forth in the table “Option Exercises and Stock Vested” on page 42.

(3)	For fiscal 2011 and fiscal 2009, the dollar amount represents the grant date fair value of the number of stock options granted in the fiscal year. No stock options were granted in fiscal 2010. The grant date fair value of the options was determined using a Black-Scholes option pricing model in accordance with accounting guidance for share-based payments. Assumptions used in the calculation of these amounts are included in Note J to our audited financial statements included in our Form 10-K for the year ended September 30, 2011. The Company recognizes the value of these awards for financial reporting purposes over the performance or service period of the awards in accordance with accounting guidance for share-based payments.

(4)	For fiscal 2011, Mr. Horton and Mr. Tomnitz were each paid $240,798 based on the consolidated pre-tax income of the Company for fiscal 2011. Additional information on the fiscal 2011 pre-tax income bonus is discussed under the heading “2011 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28. For fiscal 2010, Mr. Horton and Mr. Tomnitz were paid $1,989,755 based on positive pre-tax income. For fiscal 2009, Mr. Horton and Mr. Tomnitz were each paid $340,014 based on positive adjusted pre-tax income and were each paid $2 million based on performance goals related to operating cash flow and sg&a containment.

(5)	Amounts represent the above-market portion of earnings on each executive officer’s outstanding balance under the SERP 2. This amount is further discussed under the heading “SERP 2” on page 37.

(6)	For fiscal 2011, the amounts under “All Other Compensation” include the following components:

(a)	Credits made by the Company of $100,000, $90,000, $25,000, and $25,000 to the respective accounts of Mr. Horton, Mr. Tomnitz and Mr. Wheat, and Ms. Dwyer under the SERP 2 plan.

(b)	Matching contributions of $7,350 to the respective accounts of Mr. Horton, Mr. Tomnitz and Mr. Wheat, and Ms. Dwyer under the D.R. Horton 401(k) plan.

(c)	The participant’s portion of group health plan premiums of $2,223 paid by the Company for the benefit of Mr. Horton, and $2,745 paid by the Company for the benefit of each of Mr. Tomnitz and Mr. Wheat.

Grants of Plan-Based Awards

	Grant Date	Approval Date if Different from Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Donald R. Horton	10/22/2010		—	$1,253,927	—	—	—	—	—	—	—
	11/19/2010	11/11/2010	—	—	—	22,500	150,000	300,000	—	—	$1,903,500
	9/2/2011		—	—	—	—	—	—	300,000	$9.97	$1,194,000

Donald J. Tomnitz	10/22/2010		—	$1,253,927	—	—	—	—	—	—	—
	11/19/2010	11/11/2010	—	—	—	22,500	150,000	300,000	—	—	$1,903,500
	9/2/2011		—	—	—	—	—	—	200,000	$9.97	$796,000

Bill W. Wheat	9/2/2011		—	—	—	—	—	—	120,000	$9.97	$477,600

Stacey H. Dwyer	9/2/2011		—	—	—	—	—	—	120,000	$9.97	$477,600

(1)	The Performance RSUs were approved by the Compensation Committee on November 11, 2010 and were issued on November 19, 2010, the first day the Company opened its trading window related to its fiscal year-end trading blackout.

(2)	Represents performance bonus awards made under our annual incentive bonus plan to provide each executive with the potential to earn a bonus based on achieving positive pre-tax income during fiscal 2011. The Compensation Committee exercised negative discretionary authority and reduced the final bonus from $1,253,927 to $240,798 for each of Mr. Horton and Mr. Tomnitz. Additional information related to the pre-tax income bonus award is discussed under the heading “2011 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28. These awards have no thresholds or maximums.

(3)	Mr. Horton and Mr. Tomnitz were each awarded 150,000 target Performance RSUs. The threshold, target and maximum amounts reflect the number of Performance RSUs each executive could earn based on the level of performance attained for the three-year performance period and based on relative performance on four performance goals ranked against our peer group and the S&P 500 index.

The grant date fair value of the Performance RSUs is $12.69 per unit and was determined in accordance with accounting guidance for share-based payments. These Performance RSUs are discussed under the heading “2011 Fiscal Year – Award of Performance Restricted Stock Units – Potential Vesting at September 30, 2013” on page 30 and the related grant date fair value of $1,903,500 is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 38.

(4)	All stock options were approved and granted under the 2006 Stock Incentive Plan, as amended and restated, on September 2, 2011 and have an exercise price of $9.97, the closing price of our common stock on the date of approval and grant. The stock options for Mr. Horton and Mr. Tomnitz vest in three equal annual installments on each successive anniversary of the grant date beginning on the first anniversary date. The stock options for Mr. Wheat and Ms. Dwyer vest in five equal installments per year on each successive anniversary of the grant date beginning on the first anniversary date. All stock options have a ten-year term.

The grant date fair value of the stock options is $3.98 per option and was determined using a Black-Scholes option pricing model in accordance with accounting guidance for share-based payments. The 2006 Stock Incentive Plan is discussed on page 35 and the related grant date fair value of each award is reflected in the “Option Awards” column in the “Summary Compensation Table” on page 38.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at September 30, 2011.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Donald R. Horton(1)	9/2/2011	—	300,000	$9.97	9/2/2021	—		—
	2/9/2009	120,000	180,000	$9.03	2/9/2019	—		—
	2/11/2008	180,000	120,000	$14.50	2/11/2018	—		—
	5/2/2006	150,000	—	$29.44	5/2/2016	—		—
	4/29/2004	133,333	—	$21.60	4/29/2014	—		—
	7/18/2002	200,000	—	$10.95	7/18/2012	—		—
	9/30/2010	—	—	—	—	100,000	(3)	$904,000	(4)
	11/19/2010	—	—	—	—	150,000	(5)	$1,356,000	(6)
Donald J. Tomnitz(1)	9/2/2011	—	200,000	$9.97	9/2/2021	—		—
	2/9/2009	80,000	120,000	$9.03	2/9/2019	—		—
	2/11/2008	120,000	80,000	$14.50	2/11/2018	—		—
	5/2/2006	100,000	—	$29.44	5/2/2016	—		—
	4/29/2004	93,333	—	$21.60	4/29/2014	—		—
	7/18/2002	140,000	—	$10.95	7/18/2012	—		—
	9/30/2010	—	—	—	—	100,000	(3)	$904,000	(4)
	11/19/2010	—	—	—	—	150,000	(5)	$1,356,000	(6)
Bill W. Wheat(2)	9/2/2011	—	120,000	$9.97	9/2/2021	—		—
	2/9/2009	24,000	96,000	$9.03	2/9/2019	—		—
	2/11/2008	36,000	84,000	$14.50	2/11/2018	—		—
	5/2/2006	20,000	20,000	$29.44	5/2/2016	—		—
	4/29/2004	37,333	16,000	$21.60	4/29/2014	—		—
	7/18/2002	72,000	8,000	$10.95	7/18/2012	—		—
Stacey H. Dwyer(2)	9/2/2011	—	120,000	$9.97	9/2/2021	—		—
	2/9/2009	24,000	96,000	$9.03	2/9/2019	—		—
	2/11/2008	36,000	84,000	$14.50	2/11/2018	—		—
	5/2/2006	20,000	20,000	$29.44	5/2/2016	—		—
	4/29/2004	37,333	16,000	$21.60	4/29/2014	—		—
	7/18/2002	72,000	8,000	$10.95	7/18/2012	—		—

(1)	All stock option awards to Mr. Horton and Mr. Tomnitz prior to September 2011 vest in five equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date. The stock options granted in September 2011 vest in three equal annual installments beginning on the first anniversary date. All stock options have a ten-year term.

(2)	All stock option awards to Mr. Wheat and Ms. Dwyer prior to September 2011 vest in ten equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date for nine years with the final installment vesting on the date that is 9.75 years following the grant date. The stock options granted in fiscal 2011 vest in five equal annual installments beginning on the first anniversary date. All stock options have a ten-year term.

(3)	Represents the target number of Performance RSUs awarded. The potential maximum number of Performance RSUs that may be earned is 200,000 upon maximum achievement of the performance goals.

(4)	The value of the Performance RSUs is based on $9.04, the closing price of our common stock on September 30, 2011. The potential maximum market value of these Performance RSUs is $1,808,000 based on a potential maximum number of 200,000 Performance RSUs if maximum performance is achieved.

(5)	Represents the target number of Performance RSUs awarded. The potential maximum number of Performance RSUs that may be paid is 300,000 upon maximum achievement of the performance goals. These Performance RSUs are described under “2011 Fiscal Year – Award of Performance Restricted Stock Units – Potential Vesting at September 30, 2013” on page 30.

(6)	The value of the Performance RSUs is based on $9.04, the closing price of our common stock on September 30, 2011. The potential maximum market value of these Performance RSUs is $2,712,000 based on a potential maximum number of 300,000 Performance RSUs if maximum performance is achieved. These Performance RSUs are described under “2011 Fiscal Year – Award of Performance Restricted Stock Units – Potential Vesting at September 30, 2013” on page 30.

Option Exercises and Stock Vested

The following table shows information about option exercises and stock vested during our fiscal year ended September 30, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Donald R. Horton	—	—	306,250	$2,768,500
Donald J. Tomnitz	—	—	245,000	$2,214,800
Bill W. Wheat	—	—	—	—
Stacey H. Dwyer	—	—	—	—

(1)	Amounts represent the final number of performance units vested and paid. The performance units were granted on January 2, 2009 and had a 33-month performance period.

(2)	Amounts represent the number of performance units vested and paid multiplied by $9.04, our closing stock price on September 30, 2011. Fifty percent of the value was paid in common stock and fifty percent of the value was paid in cash.

Nonqualified Deferred Compensation Plans

D.R. Horton has established the following nonqualified deferred compensation plans:

Deferred Compensation Plan.    The Deferred Compensation Plan permits participants, including D.R. Horton’s executive officers and directors, to voluntarily defer receipt of up to 100% of bonus or director fee compensation from D.R. Horton and up to 90% of base salary from D.R. Horton. The participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts. The rate of return realized depends on the participant’s fund selections and market performance of these funds. Upon his or her annual election, a participant’s Deferred Compensation Plan benefit will be paid, or commence to be paid, upon separation from service or on a fixed date. Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). Payment may also be made upon death, disability or an unforeseeable emergency. Payments are made in a lump sum unless installments are elected. Amounts payable under the plan are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. However, upon a change in control (as defined in the Deferred Compensation Plan), all plan benefits will be fully funded through an irrevocable grantor trust (also known as a “Rabbi trust”). The participants, at their election, may choose to have the deferred amounts paid out through scheduled in-service distributions (in a lump sum or annual installments of between two and five years) or following the later of termination of employment or director service or attaining the age of 62. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.    Unlike the Deferred Compensation Plan, these are not elective deferrals, but rather the Company credits employer allocations to participants’ accounts. Messrs. Horton’s and Tomnitz’s participation in SERP 2 is considered by the Compensation Committee annually at the beginning of the fiscal year. Pursuant to SERP 2, if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish a liability to such officer equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. A participant’s SERP 2 benefit will be paid or commence to be paid upon a change in control (as defined in the SERP 2). Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). Amounts deferred under the SERP 2 are payable within 60 days following the termination of employment of the participant, the death or disability of the participant or a change in control of the company (the definition of change in control is described in “Potential Payments Upon Termination or Change in Control” on page 44). The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

The following table shows, for each named executive officer, aggregate contributions, earnings and withdrawals/distributions during our 2011 fiscal year and outstanding balances as of September 30, 2011 under all of our nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year		Aggregate Earnings (Loss) in Last Fiscal Year		Aggregate Withdrawals/Distributions		Aggregate Balance at Last Fiscal Year End
Name	Deferred Cash Compensation(1)	SERP	Deferred Cash Compensation	SERP(2)	Deferred Cash Compensation(3)	SERP(4)	Deferred Cash Compensation(5)	SERP	Deferred Cash Compensation(6)	SERP(7)
Donald R. Horton	—	—	—	$100,000	$(113,467)	$138,010	—	—	$6,657,941	$1,567,421
Donald J. Tomnitz	—	—	—	$90,000	$ (35,781)	$102,045	—	—	$ 828,822	$1,175,011
Bill W. Wheat	—	—	—	$25,000	—	$ 27,922	—	—	—	$321,887
Stacey H. Dwyer	$50,000	—	—	$25,000	$ (1,920)	$ 28,264	$45,345	—	$ 295,103	$325,527

(1)	Represents the amount of fiscal 2011 compensation deferred, at the executive’s discretion, under our Deferred Compensation Plan.

(2)	Represents the amount of unfunded, unsecured liabilities created by D.R. Horton on behalf of each participant with respect to fiscal 2011 under the SERP 2. Such amount is also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 38.

(3)	Represents the net amount of earnings on the balance of the participant’s account that is the result of the performance of a variety of independently managed funds available to and selected by each participant under the Deferred Compensation Plan. We do not provide a guaranteed or fixed rate of return on these funds. The rate of return on these funds depends on the participant’s investment selections for his or her deferral amount and on the market performance of these funds. The amount listed for each participant is not included in the “Summary Compensation Table” on page 38 because such amount was not preferential or above-market for each participant.

(4)	Represents the amount of earnings on the balance of the participant’s account at a rate determined by the SERP 2 plan administrator, typically 10% per annum. Those portions of earnings that are considered above-market are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 38. The above-market portion of earnings for each of the above individuals is: Mr. Horton: $85,764; Mr. Tomnitz: $63,414; Mr. Wheat: $17,352; and Ms. Dwyer: $17,564 and these amounts are included within the amounts in this column.

(5)	Represents a required distribution resulting from an election made in a prior year.

(6)	These balances have been included in the Summary Compensation Tables in prior year proxy statements in the year earned. The information in this note is provided to clarify that these balances of deferred compensation represent previously reported compensation rather than additional currently earned compensation.

(7)	Includes amounts of unfunded, unsecured liabilities created by the Company on behalf of each participant with respect to the current and prior fiscal years under the SERP 2.

Potential Payments Upon Termination or Change in Control

None of our named executive officers has employment or change in control agreements with us specifically providing for payments upon involuntary termination of their employment. However, certain of our benefit and incentive plans contain various provisions regarding termination of employment or change in control. Any additional severance payments would be at the discretion of the Compensation Committee and determined at the time of termination. The following is a summary of the treatment of benefits under our benefit plans for various reasons for termination, including upon a change in control.

Generally, our benefit plans define “cause” as a violation of the standards of employee conduct set forth in our employee manual and “change in control” as the occurrence of any of the following events:

(i) Our merger, consolidation or reorganization into another entity if our stockholders immediately before such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the outstanding voting securities resulting from such transaction and in substantially the same proportion as their stock ownership prior to the transaction;

(ii) We sell all or substantially all of our assets to another entity or we completely liquidate or dissolve;

(iii) A person (as defined by Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) files a report with the SEC on Schedule 13D or Schedule 14D-1 disclosing its acquisition of beneficial ownership of at least 20% of our then outstanding voting securities (the threshold for amounts deposited under our SERP 2 plan on or after January 1, 2005 is 50% or 35% acquired in a single transaction or series of transactions in any 12-month period); and

(iv) We file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur in the future pursuant to any then-existing contract or transaction.

Generally, a “change in control” shall not be deemed to occur solely because we or any of our affiliates or any of our benefit plans becomes obligated to file a report with the SEC disclosing our acquisition of 20% of our own then outstanding voting securities. For purposes of calculating beneficial ownership pursuant to this paragraph, no voting securities held by our Chairman, Donald R. Horton, as of the date of the adoption of the plan in question or received in any merger transaction shall be included in the calculation.

With regard to our 2000 Restated Bonus Plan and 2008 Plan, the definition of “change in control” differs from the generally applicable provisions described above in two ways. It includes one additional change in control event relating to board composition and it uses a different threshold for and a different exclusion from beneficial ownership for the change in control event described in paragraph (iii) above. Specifically, under the 2000 Restated Bonus Plan and 2008 Plan, a “change in control” includes a change in the composition of the Board at any time such that a majority of the Board of Directors have been members of the Board for less than twenty-four months without the approval of at least a majority (but no less than three) of the directors still in office who were also directors at the beginning of the period. Additionally, under the 2000 Restated Bonus Plan and the 2008 Plan, the threshold for a person’s acquisition of beneficial ownership to trigger a “change in control” event is 50%, and this definition explicitly excludes from the group of persons that may trigger this change in control the Company, Donald R. Horton, Terrill J. Horton, their respective wives, children, grandchildren, and other descendants, and any trust or other entity formed or controlled by any such individuals.

2006 Stock Incentive Plan and the 1991 Stock Incentive Plan

Our D.R. Horton 2006 Stock Incentive Plan and 1991 Stock Incentive Plan plans provide for accelerated vesting of all outstanding unvested options granted under the plans in the event of a change in control or in the event of a participant’s death, disability or retirement at the retirement age specified in the plan and the participant or his or her beneficiary, as applicable, will be entitled to exercise such options for a period of one year in the event of retirement or two years in the event of death or disability. In the event the participant’s employment is terminated by the Company without cause or by the participant voluntarily, the participant will be entitled to exercise any options vested as of the date of termination for a period of three months following such termination. If the participant is terminated by the Company for cause, all options will immediately terminate and the participant will forfeit all vested options.

Amended and Restated Supplemental Executive Retirement Plan No. 2 (SERP 2)

Under the SERP 2, all amounts deferred shall be paid (either in lump sum or in quarterly installments as elected by the participant) within 60 days following the date of the participant’s termination of employment, disability, death or change in control of the Company; provided, however, “specified employees,” as such term is defined in Section 409A of the Internal Revenue Code, must wait six months following termination of employment before payments accrued on or after January 1, 2005 can be made or commence. In the event the Company terminates a participant for cause, all benefits under the SERP 2 will be forfeited and no payments will be made to the participant. In the event of a change in control, all amounts deferred shall be paid (in accordance with the participant’s election) within 60 days following the date of the change in control.

Notwithstanding the foregoing, a participant’s election as to form of payment (lump sum or installment) must have been made at least 12 months prior to distribution. If a termination event occurs and no election has been made, the distributions of pre-2005 accruals will be made or commence on the first day of the 13th month following the date of election, and the distribution of post-2004 accruals will be made in a lump sum upon termination of employment (or six months later for specified employees).

Table — Potential Payments Upon Termination or Change in Control

The following table reflects amounts of compensation to be paid to each of the named executive officers in the event of termination of employment or change in control. Because neither the Company nor any of its plans provides for additional benefits related to a change in control termination, if such a termination is triggered, the payments would be as set forth under the applicable column under Termination of Employment.

The amounts in the table assume a termination date of September 30, 2011, the last day of our fiscal year, and, if applicable, are based on the closing price of our common stock of $9.04 on September 30, 2011. Because none of our named executive officers in office on September 30, 2011 would have been at the normal retirement age (65 years old) on such date under any of our applicable plans, we did not include amounts payable upon retirement. These amounts are estimates of payments to executives upon termination of employment or a change in control. Actual amounts can only be determined at the time of such executive’s actual separation from the Company or change in control. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the following table in accordance with SEC regulations.

In addition to the amounts set forth below, each of the named executive officers would be entitled to receive, upon certain termination events or a change in control, a distribution of his or her outstanding balance of compensation earned in prior years and deferred, at the executive officer’s option, under our Deferred Compensation Plan. The balances of such accounts are set forth and explained in the “Nonqualified Deferred Compensation” table on page 43.

The table reflects compensation to be paid based on the listed events if such events occurred on September 30, 2011.

Potential Payments Upon Termination or Change in Control

		Termination of Employment
Name	Payments and Benefits	Voluntary ($)	Normal Retirement ($)(5)	Without Cause ($)	With Cause ($)	Death or Disability ($)	Change in Control ($)
Donald R. Horton	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus(1)	240,798	—	240,798	—	240,798	240,798
	Performance Units(2)	2,768,500	—	—	—	2,768,500	2,768,500
	Restricted Stock Units(3)	—	—	—	—	452,000	452,000
	Restricted Stock Units(4)	—	—	—	—	452,000	452,000
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	1,800	1,800
	Payments of SERP 2 Contributions	1,567,421	—	1,567,421	—	1,567,421	1,567,421

	Total	4,576,719	—	1,808,219	—	5,482,519	5,482,519

Donald J. Tomnitz	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus(1)	240,798	—	240,798	—	240,798	240,798
	Performance Units(2)	2,214,800	—	—	—	2,214,800	2,214,800
	Restricted Stock Units(3)	—	—	—	—	452,000	452,000
	Restricted Stock Units(4)	—	—	—	—	452,000	452,000
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	1,200	1,200
	Payments of SERP 2 Contributions	1,175,011	—	1,175,011	—	1,175,011	1,175,011

	Total	3,630,609	—	1,415,809	—	4,535,809	4,535,809

Bill W. Wheat	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	960	960
	Payments of SERP 2 Contributions	321,887	—	321,887	—	321,887	321,887

	Total	321,887	—	321,887	—	322,847	322,847

Stacey H. Dwyer	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	960	960
	Payments of SERP 2 Contributions	325,527	—	325,527	—	325,527	325,527

	Total	325,527	—	325,527	—	326,487	326,487

(1)	Under the fiscal 2011 incentive pre-tax income bonus award, Mr. Horton and Mr. Tomnitz would have been entitled to receive the pre-tax income bonus earned during fiscal 2011 in the event of termination of employment or change in control occurring on September 30, 2011. For fiscal 2011, $240,798 was earned. For each of Mr. Horton and Mr. Tomnitz, following September 30, 2011, the $240,798 bonus was paid, so this amount does not carry forward after September 30, 2011. The annual bonuses are discussed in more detail under the heading “2011 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28.

(2)	Under the 2008 Plan, Mr. Horton and Mr. Tomnitz were awarded performance units for the performance period of January 1, 2009 through September 30, 2011 (“2009 award”). If any of the listed events had occurred at September 30, 2011, each of Mr. Horton and Mr. Tomnitz would have been entitled to the payout on the performance units in the amounts listed in the table. However, prior to paying any amount on the performance units, the Compensation Committee maintained sole discretion to adjust downward the amount on any performance units. For each of Mr. Horton and Mr. Tomnitz, following September 30, 2011, the 2009 performance units were paid in a combination of cash and common stock as a result of the performance achieved so this amount does not carry forward after September 30, 2011. The 2009 award is discussed in more detail under the headings “2009 Performance Unit Award – Ranking Results and Vesting at September 30, 2011” on page 29.

(3)	Under the 2006 Stock Incentive Plan, Mr. Horton and Mr. Tomnitz were each awarded a target number of 100,000 performance restricted stock units (“RSUs”) for the performance period of October 1, 2010 through September 30, 2012. Under the terms of the RSUs pro-rata vesting may occur in certain circumstances after 13 months has passed from the award date. At our fiscal year end of September 30, 2011, 13 months had not passed so no pro-rata vesting could occur with respect to these performance RSUs regarding termination of employment in voluntary, involuntary (with or without cause), and normal retirement circumstances so no value is listed for those situations. With respect to death or disability, the performance RSUs vest pro-rata based on time passed and are valued at $9.04, the closing price of our stock price on September 30, 2011. Upon a change in control, the Committee may accelerate vesting of part or all of the performance RSUs. The value in the table reflects pro-rata vesting (one of two years completed) based on time passed as if a change in control had occurred on September 30, 2011.

(4)	Under the 2006 Stock Incentive Plan, Mr. Horton and Mr. Tomnitz were each awarded a target number of 150,000 performance RSUs for the performance period of October 1, 2010 through September 30, 2013. Under the terms of the RSUs pro-rata vesting may occur in certain circumstances after 13 months has passed from the award date. At our fiscal year end of September 30, 2011, 13 months had not passed so no pro-rata vesting could occur with respect to these performance RSUs regarding termination of employment in voluntary, involuntary (with or without cause), and normal retirement circumstances so no value is listed for those situations. With respect to death or disability, the performance RSUs vest pro-rata based on time passed and are valued at $9.04, the closing price of our stock price on September 30, 2011. Upon a change in control, the Committee may accelerate vesting of part or all of the performance RSUs. The value in the table reflects pro-rata vesting (one of three years completed) based on time passed as if a change in control had occurred on September 30, 2011. The performance RSUs are discussed in more detail under the heading “2011 Fiscal Year – Award of Performance Restricted Stock Units – Potential Vesting at September 30, 2013” on page 30.

(5)	Because none of our named executive officers would have been the normal retirement age (65 years old) under any of our applicable plans on September 30, 2011, we do not include any amounts under the “Normal Retirement” column.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have a written Corporate Code of Business Conduct and Ethics. It requires that all directors and employees are expected to avoid relationships that present a potential or actual conflict between his or her personal interest and the interest of the Company. We generally review related-party transactions regarding our directors and executive officers in a similar manner as we review relationships that may give rise to a conflicts of interest, provided there may be certain related-party transactions that may be ratified or approved. Generally, a “conflict of interest” exists whenever an individual’s personal or private interests interfere or conflict in any way with the interests of the Company. A conflict situation can arise when a director or employee takes action or has personal interests that may make it difficult to perform Company work or make Company decisions objectively or effectively. Conflicts of interest may also arise when a director or employee, or member of his or her immediate family receives improper personal benefits as a result of his or her position with the Company, whether received from the Company or a third party.

To avoid conflicts of interest, or improper related-party transactions, each director or executive officer must disclose to the Company’s Chief Legal Officer any transaction or relationship that reasonably could be expected to give rise to a conflict of interest or related-party transaction. The Chief Legal Officer and Corporate Compliance Officer then review the situation or transaction, and if necessary, report the situation or transaction to the chairman of the Audit Committee. If it is determined that ratification or approval is necessary, the Audit Committee would be required to ratify or approve the relationship or transaction.

In January 2011, the Company purchased a total of 37 developed lots for approximately $622,500 in three different communities in Texas from a company where Terrill J. Horton is an affiliate. Terrill J. Horton is Donald R. Horton’s brother and former director and officer of the Company. The Company had previously purchased other developed lots in two of the three communities from third-party unaffiliated sellers. The purchase of the 37 developed lots was made in the ordinary course of our homebuilding business and on substantially the same or better terms to the Company as the other developed lots purchased by the Company from third-party unaffiliated sellers. The purchase of the 37 developed lots was subject to, and approved, under the policy described above.

OTHER TRANSACTIONS

On the effective date of the 1998 merger between D.R. Horton and Continental Homes Holding Corp., Bradley S. Anderson, a former director of Continental, was elected a director of D.R. Horton. In connection with the merger, D.R. Horton agreed to indemnify Mr. Anderson, along with the other former Continental directors, in connection with their prior service as directors or executive officers of Continental.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During our fiscal year ended September 30, 2011, D.R. Horton’s Compensation Committee was composed of Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott, with Mr. Anderson serving as its Chairman. None of the members of the Compensation Committee has served D.R. Horton in any capacity other than as a member of the board or a member of a committee thereof. In 1998, Mr. Anderson was a beneficiary of an indemnification arrangement with the Company as described in the paragraph above.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers, as disclosed in this Proxy Statement. Although this “say-on-pay” resolution is non-binding, our Board of Directors and Compensation Committee welcome your opinion and will consider the result of the vote when making future compensation decisions. We encourage you to read the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 38 through 47, which provide detailed information on the compensation of our named executive officers.

We believe that our current executive compensation program achieves an appropriate mix of short-term and long-term incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our named executive officers with those of stockholders.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting:

RESOLVED, that the stockholders of D.R. Horton, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Approval of the Advisory Resolution on Executive Compensation.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation like Proposal Two should occur every year, every two years or every three years. This vote is not binding on the Board of Directors. After consideration, the Board has determined that holding an advisory vote on executive compensation every year is appropriate for the Company at this time, and recommends that stockholders vote to hold such future advisory votes each year.

While our Company’s executive compensation program is designed to reinforce the link between executive pay and our long-term performance and stock value, the Board recognizes that executive compensation disclosures are made annually. An advisory vote on an annual basis is also consistent with our practice of annual elections for all directors and annual ratification of our independent registered public accounting firm.

In the event the Board decides to make changes to our executive compensation program following a stockholder advisory vote, you should note that because the advisory vote occurs well after the beginning of the compensation year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to implement such changes by the time of the following year’s annual meeting of stockholders.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation. Although this advisory vote is not binding on the Board, we will carefully review the voting results on this proposal. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

You may specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove the Board’s recommendation.

The Board of Directors Unanimously Recommends that Stockholders Vote to Conduct Future

Advisory Votes on Executive Compensation “EACH YEAR.”

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, D.R. Horton’s independent auditor for the fiscal year ended September 30, 2011, has been engaged by the Audit Committee to continue to serve through our fiscal year ending September 30, 2012. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2012 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years ended September 30, 2010 and September 30, 2011.

	Fiscal Year Ended September 30,
Fees	2010	2011
Audit fees	$1,287,000	$1,287,000
Audit-related fees(1)	24,500	24,500
Tax fees	—	—
All other fees	—	—

Total(2)	$1,311,500	$1,311,500

(1)	Related primarily to audits of employee benefit plans.

(2)	Of the fees listed above, approved by the Audit Committee, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.

In connection with the engagement of the independent auditor for fiscal 2012, the Audit Committee pre-approved the services listed below by category of service, including the pre-approval of fee limits. The Audit Committee’s pre-approval process by category of service also includes a review of specific services to be performed and fees expected to be incurred within each category of service. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. During fiscal 2012, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.

The services pre-approved by the Audit Committee, which may be performed by the independent auditor during our fiscal year 2012, include the following:

Audit Services include audit work performed in the preparation of financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

All Other Fees are those associated with permitted services not included in the other categories. The Company generally does not request such services from the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Committee Report

The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2011. Further, the Audit Committee has discussed with D.R. Horton’s independent auditor the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended or supplemented, including D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2011, the auditor’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed the auditor’s independence with the auditor.

Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2011 be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011. Further, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2012.

AUDIT COMMITTEE:

Michael W. Hewatt, Committee Chairman

Bradley S. Anderson

Michael R. Buchanan

Bob G. Scott

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending September 30, 2012. During fiscal 2011, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain other audit-related services, as further discussed above under the heading “Audit Fees and All Other Fees” on page 51. A representative of PricewaterhouseCoopers LLP is expected to attend the 2012 Annual Meeting, be available to respond to appropriate questions and, if he or she desires, make a statement.

Although we are not required to do so, we are seeking stockholder ratification of PricewaterhouseCoopers LLP’s appointment as our independent registered public accounting firm. If PricewaterhouseCoopers LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2012 requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the 2012 Annual Meeting.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 30, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires D.R. Horton’s directors, certain of its officers, and persons who own more than 10% of a registered class of D.R. Horton’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish D.R. Horton with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it and on written representations from certain reporting persons that no Form 5 reports were required for those persons, D.R. Horton believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended September 30, 2011 on a timely basis.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any stockholder who intends to present a proposal for action at D.R. Horton’s 2013 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Exchange Act must deliver a copy of the proposal to D.R. Horton not later than August 23, 2012.

In addition, apart from the Rule 14a-8 process as described below, the Bylaws of D.R. Horton provide that any stockholder intending to propose any business at our 2013 Annual Meeting must submit written notice of that proposal in a timely manner to Corporate Counsel of D.R. Horton for such proposal to be acted upon at the meeting of stockholders. To be timely, a stockholder’s notice for our 2013 Annual Meeting must be delivered to, or mailed and received at, the principal executive offices of D.R. Horton not later than the close of business on October 28, 2012 and not earlier than the close of business on September 28, 2012. In the event that the date of the 2013 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2012 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. In no event shall public disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information specified in our Bylaws, including information concerning the nominee or the proposal, and the stockholder and the beneficial owner, as the case may be. We will not entertain any such proposals at the annual meeting that do not meet the requirements set forth in our Bylaws. The Bylaws provide that the foregoing notice requirements do not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at the 2013 Annual Meeting pursuant to and in compliance with Rule 14a-8, or any other rule promulgated under Section 14 of the Exchange Act and such proposal is included in the Company’s proxy statement for such annual meeting.

REQUESTING DOCUMENTS FROM THE COMPANY

On our website, at www.drhorton.com, under the Investors and Corporate Governance links, you will find the following: (i) Corporate Governance Principles, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethical Conduct for the CEO, CFO, and Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters and Complaint Procedures for Employee Matters, and (vii) Corporate Code of Business Conduct and Ethics for Employees and Directors. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, including the financial statements and the financial statement schedules included therein, is available without charge. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Attention Corporate Counsel, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, TX 76102, (817) 390-8200 or e-mail: tbmontano@drhorton.com.

OTHER MATTERS

Management knows of no other matters to be voted upon at the 2012 Annual Meeting. If any other matter is properly brought before the 2012 Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment. The persons named as proxies are Donald R. Horton, Chairman, and Donald J. Tomnitz, Vice Chairman, President and Chief Executive Officer.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the 2012 Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

THOMAS B. MONTANO
Vice President and Assistant Secretary

Fort Worth, Texas

December 21, 2011

301 Commerce Street

Suite 500

Fort Worth, Texas 76102

(817) 390-8200

www.drhorton.com

    AMERICAN STOCK TRANSFER & TRUST COMPANY

    6201 15TH AVENUE

    BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M39775 -P18387	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  D.R. HORTON, INC.

Vote on Directors

The Board of Directors recommends a vote FOR each nominee for Director.

1.	Election of Directors

Nominees:	For	Against	Abstain	Vote on Proposals

1a. Donald R. Horton	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain

1b. Bradley S. Anderson	☐	☐	☐	2. Advisory vote as to executive compensation.		☐	☐	☐

1c. Michael R. Buchanan	☐	☐	☐	The Board of Directors recommends a vote of ONE YEAR for Proposal 3.	1 Year	2 Years	3 Years	Abstain

1d. Michael W. Hewatt	☐	☐	☐	3. Advisory vote as to the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

1e. Bob G. Scott	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 4.		For	Against	Abstain

1f. Donald J. Tomnitz	☐	☐	☐	4. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.		☐	☐	☐

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Note:

Please sign exactly as name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners )	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Telephone/Internet insert (Company supplied) and Annual Report on Form 10-K are available at www.proxyvote.com.

M39776-P18387

D.R. HORTON, INC. 2012 PROXY

PROXY	D.R. HORTON, INC.

D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominates, constitutes and appoints Donald R. Horton and Donald J. Tomnitz, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of D.R. Horton, Inc. (the “Company”) held of record by the undersigned at the close of business on December 1, 2011, at the 2012 Annual Meeting of Stockholders to be held on January 26, 2012, or any adjournment thereof.

The Board of Directors recommends a vote FOR on Proposals 1, 2 and 4, and a vote of ONE YEAR on Proposal 3. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as recommended by the Board of Directors in this paragraph. In addition, if any other matter should be properly brought before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement accompanying said notice.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.